Exhibit 4.2

Execution Version

CREDIT AGREEMENT

Dated as of September 10, 2010

among

SEARS CANADA INC.,

as Borrower,

and

THE LENDERS NAMED HEREIN,

and

THE L/C ISSUING BANK NAMED HEREIN,

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,

as Administrative Agent, Co-Collateral Agent and Swingline Lender

and

GE CANADA FINANCE HOLDING COMPANY

as Co-Collateral Agent

and

GE CANADA FINANCE HOLDING COMPANY,

as Documentation Agent

and

CIBC ASSET-BASED LENDING INC.

BANK OF MONTREAL

as Co-Syndication Agents

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,

GE CAPITAL MARKETS (CANADA) LIMITED and GE CAPITAL MARKETS, INC.

CIBC ASSET-BASED LENDING INC.

BMO CAPITAL MARKETS

as Joint Lead Arrangers and Bookrunners

i

SCHEDULES

Schedule IA	Pricing Grid

Schedule 1.01	Lenders; Commitments

Schedule 5.01(l)	Canadian Pension Plans

Schedule 5.01(n)	PPSA Filing Jurisdictions

Schedule 5.01(r)	Labor Matters

Schedule 6.01(j)	Financial and Collateral Reports

Schedule 6.01(m)(i)(B)	Blocked Account Banks

Schedule 6.02(k)(ii)	Investment Policy

EXHIBITS

Exhibit A	Form of Notice of Borrowing

Exhibit B	Form of Assignment and Acceptance

Exhibit C	Form of Borrowing Base Certificate

Exhibit D	Form of Guarantee and Collateral Agreement

Exhibit E	Form of Credit Card Notification

Exhibit F	Form of Customs Broker Agreement

Exhibit G	Form of Compliance Certificate

Exhibit H	Form of Co-Collateral Agent Rights Letter

CREDIT AGREEMENT (this “Agreement”) dated as of September 10, 2010, among SEARS CANADA INC., a corporation organized under the federal laws of Canada (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Lenders”), the L/C ISSUING BANK party hereto, WELLS FARGO CAPITAL FINANCE CORPORATION CANADA (“WFCFC”), as administrative agent (the “Agent”), co-collateral Agent, and Swingline Lender, GE CANADA FINANCE HOLDING COMPANY, as co-collateral agent (together with WFCFC in such capacity, the “Co-Collateral Agents”), CIBC ASSET-BASED LENDING INC. and BANK OF MONTREAL as Co-Syndication Agents, GE CANADA FINANCE HOLDING COMPANY as Documentation Agent, and WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, GE CAPITAL MARKETS (CANADA) LIMITED, GE CAPITAL MARKETS, INC., CIBC ASSET-BASED LENDING INC. and BMO CAPITAL MARKETS as joint lead arrangers and bookrunners (the “Arrangers”).

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuing Bank shall issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower for three (3) days (whether or not consecutive) during any thirty (30) day period to maintain Excess Availability equal to at least 20% of the Line Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (x) so long as such Event of Default shall be continuing, and/or (y) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrower’s failure to maintain Excess Availability as required hereunder, until Excess Availability has exceeded 20% of the Line Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in clauses (i) or (ii) hereof again arise.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any amalgamation, merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning provided therefor in Section 2.18(c).

“Adjusted LIBOR Rate” means, with respect to any Revolving Advances denominated in Dollars, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” shall have the meaning provided therefor in Schedule IA.

“Advance” means any advance by a Lender to the Borrower as part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Agent” has the meaning provided in the Preamble, and includes any successor thereto.

“Agent’s Account” means, collectively, the accounts of the Agent maintained by the Agent at TD Canada Trust, Account Nos. 0690-5388221 (with respect to payments made to such account in Canadian Dollars) and 0690-7387637 (with respect to payments made to such account in Dollars).

“Aggregate Commitments” means the aggregate of the Commitments of all the Lenders. As of the Effective Date the Aggregate Commitments are CAN$800,000,000.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Applicable Margin” means, initially, (a) 2.75% per annum for BA Rate Advances, LIBOR Rate Advances and Standby L/C Fees, and (b) 2.25% per annum for Base Rate Advances, Prime Rate Advances and Commercial L/C Fees; provided, that on and after the first Adjustment Date occurring after the Effective Date, the Applicable Margin will be determined pursuant to the Pricing Grid; notwithstanding the foregoing, the Applicable Margin shall be established at Level 2 in the Pricing Grid until December 31, 2010 (even if the requirements for such Level or a lower Level are satisfied prior to that date).

“Application” means an application, in such form as the L/C Issuing Bank may specify from time to time, requesting the L/C Issuing Bank to open a Letter of Credit.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its Permitted Discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, and (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning provided in the Preamble, and includes any successor thereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

“Authorized Officer” means, as to the Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, trust and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion (but are not limited to) reserves based on: (i) customs duties, and other costs to release Inventory which is being imported into Canada, (ii) to reflect the Agent’s estimate of the amount of any Priority Payables Reserve, (iii) reasonably anticipated changes in the Net Orderly Liquidation Value between appraisals, (iv) warehousemen’s or bailees’ charges and other Permitted Liens which may have priority over the interests of the Agent in the Collateral, (v) after the occurrence and during the continuance of a Cash Dominion Event, Cash Management Reserves, (vi) after the occurrence and during the continuance of a Cash Dominion Event, Bank Products Reserves, (vii) after the occurrence and during the continuance of a Cash Dominion Event, amounts due to vendors on account of consigned goods and commissions due to Persons which operate Dealer Stores, (viii) rent expense at leased Stores and DC locations, (ix) royalties payable to non-Loan Parties in respect of licensed merchandise, (x) the Gift Card Liability Reserve, (xi) Customer Deposits Reserve, and (xii) after the occurrence and during the continuance of a Cash Dominion Event, amounts due to any province’s lottery commission or other equivalent agency, authority or entity, or to any other Governmental Authority involved in the administration or regulation of lotteries.

“Available Commitment” means as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding; provided, that in calculating any Lender’s Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.05(a), the aggregate principal amount of Swingline Advances then outstanding shall be deemed to be zero.

“BA Rate” means, for the Interest Period of each BA Rate Loan, the rate determined by the Agent by reference to the actual discount rates for bankers’ acceptances for such Interest Period quoted by the Canadian Reference Bank at or about 10:00 a.m. (Toronto time) on the first day of the applicable Interest Period.

“BA Rate Advance” means an Advance in Canadian Dollars that bears interest as provided in Section 2.08(a)(ii).

“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of (a) each Swap Contract that is entered into after the Effective Date with any counterparty that is a Credit Party at the time such Swap Contract is entered into, (b) leasing (but only to the extent that the Borrower and the Credit Party furnishing such lease notify the Agent in writing that such leases are to be deemed Bank Products hereunder), (c) factoring arrangements, but excluding Cash Management Services, and (d) the foreign exchange hedging facility entered into by the Borrower and Canadian Imperial Bank of Commerce prior to, and in effect as of, the Effective Date.

“Bank Product Reserves” means such reserves as the Agent may from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding; provided that in the event that any counterparty to a Swap Contract requires that the Loan Parties provide cash collateral to secure such Swap Contract, the amount of the Bank Product Reserve imposed by the Agent with respect to such Swap Contract shall take into consideration the amount of such cash collateral.

“Base Rate” means, for Advances denominated in CAN$ for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by the Canadian Reference Bank, from time to time, as its prime rate, and (b) 1.5% per annum above the BA Rate in effect at the time of determination for a 30-day Interest Period. Any change in the prime rate or such BA Rate shall take effect at the opening of business on the date of such change.

“Base Rate Advance” means an Advance made in CAN$ that bears interest as provided in Section 2.08(a)(i).

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Accounts” means the Blocked Accounts described in Section 6.01(m)(i) and any additional deposit accounts that become subject to Blocked Account Agreements pursuant to Section 6.01(i)(iv).

“Blocked Account Agreement” means with respect to a Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any other Person.

“Blocked Account Bank” means each of Bank of Montreal, Royal Bank of Canada, Canadian Imperial Bank of Commerce and HSBC Bank Canada, and each other bank with whom deposit accounts are maintained in which funds of any of the Loan Parties are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Information” has the meaning specified in Section 9.08.

“Borrower” has the meaning provided in the Preamble.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01 or Section 2.03.

“Borrowing Base” means, at any time, an amount equal to (a) 85% of the aggregate outstanding Eligible Credit Card Accounts Receivable at such time plus (b) the lesser of (i) 85% of the Net Eligible Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value at such time, minus (d) 100% of the then Availability Reserves; provided that, until such time as Corbeil guarantees the full amount of the Obligations and shall have delivered such legal opinions and executed such other Loan Documents as the Agent may reasonably require in connection with such guarantee, all in form and substance satisfactory to the Agent, not more than CAN$24,000,000 in the aggregate shall be included in the Borrowing Base in respect of Inventory or Credit Card Accounts Receivable of Corbeil. The Agent may, in its Permitted Discretion after the expiration of the Reserve Notice Period, adjust Availability Reserves and Inventory Reserves used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C or another form which is reasonably acceptable to the Agent in its Permitted Discretion.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Toronto, Ontario or Boston, Massachusetts, and, if the applicable Business Day relates to LIBOR Rate Advances, a day of the year on which dealings are carried on in the London interbank market.

“Canadian Dollars” and “CAN$” refers to lawful money of Canada.

“Canadian Pension Plans” means each of the Canadian pension plans, if any, whether or not registered in accordance with the ITA, which the Borrower or any Subsidiary Guarantor sponsors, maintains or administers or into which the Borrower or any Subsidiary Guarantor makes or is obligated to make contributions at any time.

“Canadian Reference Bank” means The Toronto-Dominion Bank, or its successors and assigns, or such other bank listed in Schedule I to the Bank Act (Canada) as the Agent may from time to time designate.

“Capital Expenditures” means, with respect to any Person for any period, all cash expenditures made or costs incurred for the acquisition or improvement of fixed or capital assets of such Person, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Event” means either (a) the occurrence and continuance of an Event of Default, or (b) Excess Availability at any time is less than 15% of the Line Cap. For purposes hereof, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default is continuing, and/or (ii) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Excess Availability in the amount described in the preceding sentence, until Excess Availability has exceeded such amount for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if Excess Availability exceeds such amount for thirty (30) consecutive days) after a Cash Dominion Event has occurred on two (2) occasions during any twelve month period after the Effective Date if the first such Cash Dominion Event has been discontinued and shall continue until the expiration of the twelve month period ending after the commencement of the second Cash Dominion Event. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means investments of the Borrower and its Subsidiaries recorded as cash or cash equivalents in accordance with GAAP.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) credit or debit cards and (f) purchase cards (but only to the extent that, prior to the occurrence and continuance of any Default or Event of Default, the Borrower and the Credit Party issuing such purchase cards notify the Agent in writing that such purchase cards are to be deemed Cash Management Services hereunder).

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Co-Collateral Agents” has the meaning provided in the Preamble and includes any successor thereto.

“Co-Collateral Agents Right Letter” means that certain letter agreement dated as of the date hereof by and among the Borrower, the Agent and the Co-Collateral Agents, in the form attached hereto as Exhibit H.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien (excluding any license granted to the Agent (and deemed to be a Lien pursuant to the definition thereof) for the sole purpose of enabling the Agent to exercise rights and remedies with respect to the Liens granted on the Collateral set forth in Section 3.1 of the Guarantee and Collateral Agreement) is purported to be created by any Security Document.

“Commercial L/C” means a commercial documentary Letter of Credit under which the L/C Issuing Bank agrees to make payments in Dollars or Canadian Dollars for the account of the Borrower, on behalf of any Group Member, in respect of obligations of such Group Member in connection with the purchase of goods or services in the ordinary course of business.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Advances and participate in Swingline Advances and Letters of Credit in an aggregate principal amount and/or face amount up to (a) the amount set forth opposite such Lender’s name on Schedule 1.01 or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced or increased pursuant to Section 2.06 or Section 2.18.

“Commitment Effective Date” means the date on which the conditions precedent set forth in Section 4.02 have been satisfied.

“Commitment Fee Rate” means 0.50% per annum.

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Commitment Increase Request” has the meaning specified in Section 2.18(a).

“Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Aggregate Commitments or, at any time after all of the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Advances then outstanding plus such Lender’s participation in Swingline Advances and L/C Obligations constitutes of the aggregate principal amount of the Advances, Swingline Advances and L/C Obligations then outstanding.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries, in accordance with GAAP and as presented on a GAAP basis.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for federal, provincial, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) other non-recurring expenses which do not represent a cash item in such period or any future period, and (v)

compensation expenses which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, provincial, state, local and foreign income tax credits and (ii) all items increasing Consolidated Net Income which do not represent a cash item in such period or any future period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means for any period for any Person, total interest expense of such Person (including that attributable to Capital Lease Obligations and other expenses classified as interest expense in accordance with GAAP) on a Consolidated basis, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Control Co-Collateral Agent” has the meaning provided in the Guarantee and Collateral Agreement.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.09 or 2.10.

“Corbeil” means Corbeil Électrique Inc., a corporation organized under the laws of Quebec.

“Co-Syndication Agents” has the meaning provided in the Preamble and includes any successors thereto.

“Covenant Compliance Event” means Excess Availability at any time is less than or equal to 12.5% of the Line Cap. The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Accounts Receivable” means each Account (as defined in the PPSA) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Loan Party resulting from charges by a customer of a Group Member on credit cards issued by such issuer in connection with the sale of goods by a Group Member, or services performed by a Group Member, in each case in the ordinary course of its business.

“Credit Card Notification” has the meaning specified in Section 6.01(m)(i)(A).

“Credit Card Processors” has the meaning specified in Section 6.01(m)(i)(A).

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the L/C Issuing Bank, (iv) the Arranger, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Customer Deposits Reserve” shall mean, at any time, a reserve equal to the aggregate outstanding amount of customer deposits of the Loan Parties at such time.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit F, or such other form as the Agent may reasonably agree, among a Loan Party, a customs broker or other carrier, and the Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent (which shall not be furnished unless an Event of Default is continuing), to hold and dispose of the subject Inventory solely as directed by the Agent.

“DC” means any distribution center owned or leased and operated by any Loan Party.

“DDA” means each chequing, savings or other demand deposit account maintained by any of the Loan Parties.

“Dealer Store” means any store constituting a “Sears Authorized Dealer Store”, independently owned and operated by a Person (other than a Loan Party or any of its Subsidiaries) pursuant to a “Sears Canada Inc. Authorized Dealer Agreement”.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (excluding interest payable thereon unless such interest has been accrued and added to the principal amount of such indebtedness), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business and other than the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or in respect of bankers’ acceptances or letters of credit, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) has failed to fund any portion of the Advances, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, or (d) has been declared insolvent by any Governmental Authority pursuant to a court order or become the subject of a bankruptcy or insolvency proceeding.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) any of the L/C Issuing Bank or the Swingline Lender has a good faith belief that such Lender or its Subsidiary has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) such Lender or a Person that controls such Lender has been declared insolvent by any Governmental Authority pursuant to a court order or become the subject of a bankruptcy, insolvency or similar proceeding; provided that a Lender shall not be a Deteriorating Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or the Person controlling such Lender by a Governmental Authority.

“Disposition” means any sale or transfer of property other than goods held for sale in the ordinary course of business.

“Documentation Agent” has the meaning provided in the Preamble and includes any successors thereto.

“Dollars” and “$” refers to lawful money of the United States.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied.

“Eligible Assignee” means (a) a commercial bank or any other Person engaged in the business of making asset based or commercial loans, which bank or Person, together with its Affiliates, has a combined capital and surplus in excess of CAN$300,000,000 and which bank or Person is approved by the Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrower, in each case such approval not to be unreasonably withheld or delayed, (b) an existing Lender or an Affiliate of an existing Lender or an Approved Fund, or (c) any Permitted Holder Lender; provided that neither the Borrower nor an Affiliate of the Borrower (other than a Permitted Holder Lender) shall qualify as an Eligible Assignee.

“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Account Receivable that satisfies the following criteria at the time of its creation and continues to meet the same at the time of such determination: such Credit Card Account Receivable (i) has been earned and represents the bona fide amounts due to a Loan Party from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j), inclusive, below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, an Account shall indicate no person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, credit card processor fees or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Credit Card Account Receivable. Unless otherwise approved from time to time in writing by the Agent in its Permitted Discretion, no Credit Card Account Receivable shall be an Eligible Credit Card Account Receivable if, without duplication:

(a) such Credit Card Account Receivable is not owned by a Loan Party and such Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b) such Credit Card Account Receivable does not constitute an “Account” (as defined in the PPSA) or such Credit Card Account Receivable has been outstanding for more than three (3) Business Days;

(c) the issuer or payment processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings, or has otherwise suspended its business or made an assignment for the benefit of its creditors;

(d) such Credit Card Account Receivable is not the valid, legally enforceable obligation of the applicable issuer with respect thereto;

(e) such Credit Card Account Receivable is subject to any Lien whatsoever other than Liens in favor of the Agent, Permitted Liens and Liens permitted pursuant to Section 6.02(a)(vi);

(f) such Credit Card Account Receivable is not subject to a valid and perfected Lien in favor of the Agent, for the benefit of the Credit Parties, senior in priority to all other Liens other than Permitted Liens which have priority over the Liens of the Agent by operation of applicable law and Liens of the type specified in clause (g) of the definition of Permitted Liens;

(g) the Credit Card Account Receivable does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Credit Card Accounts Receivable;

(h) such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, limited to the lesser of the balance of Credit Card Account Receivable or unpaid credit card processor fees;

(i) such Credit Card Account Receivable does not meet such other reasonable eligibility criteria for Credit Card Accounts Receivable as the Agent may determine from time to time in its Permitted Discretion; or

(j) such Credit Card Receivable did not arise from merchandise sold or services rendered by the applicable Loan Party in the ordinary course of its business;

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a location outside of Canada for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c) for which the document of title reflects a Loan Party as consignee or, if requested by the Agent, names the Control Co-Collateral Agent as consignee, and in each case as to which the Control Co-Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker Agreement and a control agreement with a carrier or freight forwarder);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) for which (i) payment of the purchase price has been made by the applicable Loan Party to the vendor of such Inventory and evidence of such payment has been received by the Agent or (ii) the purchase price is supported by a Commercial L/C, in which event an Inventory Reserve equal to 25% of the Inventory Value of such Inventory shall be established; and

(g) which otherwise would not be excluded from the definition of Eligible Inventory by any of clauses (a), (d) through (g), inclusive, or (i) through (s), inclusive, thereof;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right or claim which is senior to, or pari passu with, the Lien of the Control Co-Collateral Agent (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Co-Collateral Agents to realize upon such Inventory.

“Eligible Inventory” means, at any time, without duplication, (i) after such time following the Effective Date as the Agent has completed its review to its reasonable satisfaction of the Borrower’s and the other Loan Parties’ In-Transit Inventory, Eligible In-Transit Inventory, and (ii) items of Inventory of any Loan Party that are held for retail sale to the public in the ordinary course of business, merchantable, and readily saleable to the public in the ordinary course of business, that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as “Eligible Inventory” no Person other than the Loan Parties shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the Loan Parties shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise from time to time approved in writing by the Agent in its Permitted Discretion, no Inventory shall be deemed Eligible Inventory if, without duplication:

(a) the Loan Parties do not have sole and good, valid and unencumbered title thereto (except for Liens of the type described in clauses (a), (b), (c), (d), (e) and (q) of the definition of Permitted Liens); or

(b) it is not located in Canada (other than Eligible In-Transit Inventory); or

(c) it is not located at property owned or leased by the Loan Parties (except to the extent such Inventory is (i) Eligible In-Transit Inventory, (ii) in transit between such locations, or (iii) located at a Dealer Store, provided that the amount of Inventory located at all Dealer Stores which may constitute Eligible Inventory shall not exceed the lesser of CAN$100,000,000 or ten percent (10%) of the Inventory Value of all Eligible Inventory in the aggregate, or (iii) is deemed eligible pursuant to clause (g)) or is located at a third party warehouse or is located at a closed Store (except pursuant to clause (f)) or is located at a closed DC; or

(d) it is not subject to a valid and perfected Lien in favor of the Agent for the benefit of the Credit Parties, senior in priority to all other Liens other than Permitted Liens which have priority over the Liens of the Agent by operation of applicable law, including Liens of the types described in clauses (a) through (c), inclusive, of the definition of Permitted Liens; or

(e) it is subject to any Lien whatsoever other than Liens in favor of the Agent, Permitted Liens and Liens permitted pursuant to Section 6.02(a)(vi); or

(f) it is Inventory located at a Store which is being closed; provided, however that such Inventory will be deemed eligible for the first four (4) weeks after the commencement of the Store Closure Sale for that Store, provided further that the Inventory Value of such Inventory shall be reduced by the “closed store reserve” established by the Borrower with respect to such Inventory consistent with past practices; or

(g) it is consigned from a vendor or is at a customer location but still accounted for in the applicable Loan Party’s inventory balance; or

(h) it is in-transit from a vendor and has not yet been received into a DC or Store (other than Eligible In-Transit Inventory); or

(i) it is identified in the stockledger of the applicable Loan Party as any of the following departments or consists of Inventory which is ordinarily classified by such Loan Party consistent with its historical practices as the following: floral; gasoline; live plants; miscellaneous or other as classified on the Loan Party’s stockledger; produce; books; magazines; restaurant operations; or seafood; or it is identified per the applicable Loan Party’s stockledger as candy; or

(j) it is Inventory that has been packed-away and stored for more than 12 months at a DC or a Store for future sale; or

(k) it is identified as wholesaler freight fees; or

(l) it is Inventory on layaway or is Inventory which has been sold but not delivered or as to which any Loan Party has accepted a deposit from a third party; or

(m) it is identified per the Loan Parties’ stockledger as Inventory that is in a leased department, including digital imaging, photofinishing and 1 hour lab; or

(n) it is otherwise deemed ineligible by the Agent in its Permitted Discretion after the expiration of the Reserve Notice Period; or

(o) it is (i) operating supplies, packaging or shipping materials, cartons, labels or other such materials not considered used for sale in the ordinary course of business by the Agent in its Permitted Discretion, (ii) work-in-process, raw materials, (iii) not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (iv) bill and hold goods; or

(p) it is Inventory which exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right (i) is subject to a restriction that could reasonably be expected to adversely affect the Agent’s ability to liquidate such Inventory or (ii) the relevant Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense; or

(q) it is Inventory that is not insured in compliance with the provisions of Section 6.01(c), or

(r) it is Inventory that does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Inventory; or

(s) it is Inventory acquired in a Permitted Acquisition and the Agent has not completed its diligence with respect thereto, provided that such Inventory shall be deemed to constitute Eligible Inventory for a period of 30 days after the date of its acquisition notwithstanding that the Agent has not completed such due diligence as long as such Inventory is of the same kind and quality as other of the Loan Parties’ Inventory and would otherwise constitute Eligible Inventory.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, provincial, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Events of Default” has the meaning specified in Section 7.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap, minus (b) the Total Extensions of Credit.

“Excluded Accounts” means payroll, trust and tax withholding accounts funded in the ordinary course of business, and accounts which contain only cash and Cash Equivalents subject to a Lien permitted pursuant to clause (k) of the definition of Permitted Liens and Liens permitted pursuant to Section 6.02(a)(ii).

“Existing Letters of Credit” means those letters of credit issued for the account of the Borrower by Bank of Montreal and set forth on Schedule 1.02 hereto.

“Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Advances held by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the aggregate principal amount of Swingline Advances then outstanding and (c) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing reasonably selected by it.

“Fee Letter” means the Fee Letter dated August 4, 2010, between the Borrower and WFCFC, as amended from time to time.

“Fixed Charge Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Borrower for the most recently ended four fiscal quarters, of (a) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (but including Capital Expenditures financed with proceeds of Advances hereunder) minus taxes paid in cash net of refunds, to (b) Fixed Charges, all calculated on a Consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments on Debt made during such period (other than any such principal payment made with proceeds of Debt incurred to refinance, replace or refund the entire outstanding principal amount of such Debt), plus Capital Lease Obligation payments made during such period, all calculated on a Consolidated basis; provided that Fixed Charges shall not include any principal amounts paid on or before the applicable maturity date of (a) the Borrower’s 7.45% Medium Term Notes due May 10, 2010 in the aggregate principal amount of CAN$200,000,000 prior to the Effective Date, or (b) the Senior Notes.

“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pensions Act (Québec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Pension Plan of the Loan Parties or any of their Subsidiaries and any Governmental Authority succeeding to the functions thereof.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Loan Party.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“GE Fee Letter” means the commitment letter dated August 13, 2010, between the Borrower and GE Canada Finance Holding Company.

“Gift Card Liability Reserve” shall mean, at any time, and without duplication of any other Availability Reserves or Inventory Reserves, a reserve equal to the aggregate remaining value at such time of outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory.

“Governmental Authority” means any nation or government, any provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members” means, collectively, the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit D.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“IFRS” means the International Financial Reporting Standards, namely, the standards, interpretations and the framework for the preparation and presentation of financial statements (in the absence of a standard or interpretation) adopted by the International Accounting Standards Board.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Loan Party from a location outside of Canada to a location of a Loan Party that is within Canada.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.18(e).

“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement.

“Interest Period” means, for each BA Rate Advance and LIBOR Rate Advance comprising part of the same Borrowing of Revolving Advances, the period commencing on the date of such BA Rate Advance or LIBOR Rate Advance or the date of the Conversion of any Base Rate Advance or Prime Rate Advance into such BA Rate Advance or LIBOR Rate Advance, as applicable, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for BA Rate Advances or LIBOR Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) with respect to LIBOR Rate Advances (and BA Rate Advances, to the extent applicable), whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period of one month or longer to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) with respect to LIBOR Rate Advances, whenever the first day of any Interest Period occurs on a day of a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” as defined in the PPSA.

“Inventory Reserves” means, as of the Effective Date, reserves for shrink, consignment inventory, Corbeil franchise floor plan inventory, and damaged inventory; and thereafter such reserves as the Agent may establish in its Permitted Discretion.

“Inventory Value” shall mean, with respect to any Inventory of the Loan Parties, the value of such Inventory valued at the lower of cost or market value on a basis consistent with the Loan Parties’ current and historical accounting practice in effect on the Effective Date, per the stockledger (without giving effect to LIFO reserves and general ledger reserves for discontinued inventory, markdowns, intercompany profit, rebates and discounts, any cut off adjustments, revaluation adjustments, purchase price adjustments or adjustments with respect to the capitalization of buying, occupancy, distribution and other overhead costs reflected on the balance sheet of the Loan Parties in respect of Inventory). The value of the Inventory as set forth above will, without duplication for any Inventory Reserves, be calculated net of the reserve established by the Loan Parties on a basis consistent with the Loan Parties’ current and historical practice, in effect on the Effective Date, in respect of lost, misplaced or stolen Inventory at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.

“ITA” means the Income Tax Act (Canada).

“L/C Issuing Bank” means (a) any bank or financial institution acceptable to Agent in its sole discretion, from time to time, it being understood that with the consent of the Borrower (not to be unreasonably withheld) the L/C Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuing Bank, in which case the term “L/C Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such Affiliate, and (b) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, Bank of Montreal.

“L/C Commitment” means CAN$100,000,000.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged pursuant to Section 3.05 (after giving effect to the proviso thereof).

“Lenders” means, collectively, the Persons signatory hereto as a Lender, and each Person that shall become a party hereto as a lender pursuant to Section 9.07.

“Letters of Credit” means the collective reference to Commercial L/Cs and Standby L/Cs; individually, a “Letter of Credit”, and includes the Existing Letters of Credit.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Advance” means an Advance that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means any lien, security interest, hypothec or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.

“Line Cap” means, at any time of determination, the lesser of (i) the Aggregate Commitments, and (ii) the Borrowing Base.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.

“Loan Documents” means this Agreement, the Security Documents, the Notes, the Fee Letter, the Co-Collateral Agent Rights Agreement, any Application, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means each Group Member that is a party to a Loan Document.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents taken as a whole or the rights and remedies of the Agent or the Lenders thereunder taken as a whole (including, but not limited to, the enforceability or priority of any Liens granted to the Agent under the Loan Documents).

“Material Contract” means, with respect to the Loan Parties, (i) the Agreement dated January 26, 1987 between the Borrower and Sears, Roebuck and Co. relating to the use by the Borrower, in the ordinary course of the Borrower’s business, of certain trademarks and other intellectual property owned by Sears, Roebuck and Co., and any successor agreement thereto, and (ii) any other agreement, the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

“Net Eligible Inventory” means, at any time, an amount equal to the Inventory Value of Eligible Inventory less Inventory Reserves.

“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any property or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and Cash Equivalents received in such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien, if any, on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Debt under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates), (C) transfer Taxes paid as a result thereof, and (b) the excess of (i) the sum of the cash and Cash Equivalents received in connection with the issuance of any equity interests of any Loan Party or any Permitted Refinancing Debt over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

“Net Orderly Liquidation Value” means the product of (i) Net Recovery Rate and (ii) the Net Eligible Inventory.

“Net Recovery Rate” means the appraised orderly liquidation value (on an “as is, where is” basis) of each Loan Party’s Eligible Inventory, net of costs and expenses estimated to be incurred in connection with such liquidation, which value is expressed as a percentage of the Inventory Value of Eligible Inventory and shall be determined by the Agent from time to time based on the most recent appraisal provided by an independent third party appraiser retained by the Agent in consultation with the Borrower.

“Non-Consenting Lender” has the meaning specified in Section 9.16.

“Note” means a promissory note of the Borrower payable to the order of any Lender evidencing the Commitment of such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning set forth in the Guarantee and Collateral Agreement.

“Other Taxes” has the meaning specified in Section 2.15.

“Overadvance” means any Advance to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Parent” means Sears Holdings Corporation.

“Perfection Certificate” means a certificate with respect to the Borrower and the other Loan Parties in form reasonably satisfactory to the Agent.

“Permitted Acquisition” means any Acquisition permitted under Section 6.02(c).

“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:

(a) Debt outstanding on the date hereof and listed in the Perfection Certificate;

(b) Debt of any Loan Party to any other Loan Party;

(c) Debt of any Subsidiary of the Borrower which is not a Loan Party to any Loan Party; provided, that (1) such Debt is incurred in the ordinary course of business consistent with past practices, (2) such Debt shall not exceed CAN$100,000,000 in the aggregate at any one time outstanding, or (3) (i) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Debt (A) the Pro Forma and Projected Excess Availability is at least 20% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0;

(d) Debt of any Group Member to any Subsidiary of the Borrower which is not a Loan Party;

(e)(i) purchase money Debt used to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Debt assumed in connection with the acquisition of any such assets or secured solely by a Lien on any such assets prior to the acquisition thereof, and (ii) Debt incurred in connection with sale-leaseback transactions with respect to assets not constituting Collateral;

(f) Debt of any Person that becomes a Subsidiary in an Acquisition permitted in accordance with Section 6.02(c), which Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary);

(g) the Obligations;

(h) Debt described in Section 6.02(a)(vi), provided, that such Debt (i) does not have a maturity date which is earlier than the Termination Date, (ii) is incurred on arm’s-length terms, (iii) is subject to an intercreditor agreement in such form and containing such terms as provided for in Section 6.02(a)(vi), and (iv) the security documents, if any, with respect to such Debt are reasonably satisfactory to the Agent in its Permitted Discretion;

(i) any other Debt, provided, that such Debt (i) does not require the repayment of principal prior to the Termination Date in excess of 1.0% of the original principal amount thereof per annum (or with respect to Debt constituting real estate financing (whether directly through a mortgage or indirectly through a pledge of the equity of a Subsidiary or joint venture), in excess of 5.0% of the original principal amount thereof per annum) (excluding, in each case, for the avoidance of doubt, repayments required as a result of the sale of assets and repayments required in connection with an event that would constitute an Event of Default under Section 7.01(g) hereof) (ii) does not have a maturity date which is earlier than the Termination Date, and (iii) is incurred on arm’s-length terms;

(j) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k) Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Debt (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(l) Debt arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such Acquisition;

(m) Debt consisting of the financing of insurance premiums in the ordinary course of business;

(n) Debt not otherwise incurred under any other clause of this definition not in excess of CAN$100,000,000 in the aggregate outstanding at any time;

(o) Debt of the type specified in clause (g) of the definition thereof to the extent such Debt constitutes a Permitted Investment; and

(p) Permitted Refinancing Debt.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.

“Permitted Dispositions” means any of the following:

(a) transfers and Dispositions of Inventory in the ordinary course of business;

(b) transfers and Dispositions among the Loan Parties;

(c) transfers and Dispositions by any Subsidiary of the Borrower which is not a Loan Party to any Loan Party;

(d) transfers and Dispositions by any Subsidiary of the Borrower which is not a Loan Party to other Subsidiaries which are not Loan Parties;

(e) transfers and Dispositions (other than transfers and Dispositions of Inventory, Credit Card Accounts Receivable or any other Collateral (as defined in the Guarantee and Collateral Agreement on the Effective Date)) to any Subsidiary of the Borrower which is not a Loan Party by any Loan Party provided, that any such Disposition shall be (i) undertaken in the ordinary course of business or (ii) on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary of the Borrower; and further provided that any such Disposition of Related Intellectual Property (and licenses thereof in favor of any Loan Party) shall be subject to the rights of the Loan Parties and the Agent (without payment of any royalties) to use such Related Intellectual Property and licenses in the conduct of their business or in connection with the Disposition of the Collateral, as applicable, and the transferee shall have entered into an agreement on terms reasonably satisfactory to the Agent relating thereto;

(f) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary;

(g)(i) transfers and Dispositions of Inventory outside of the ordinary course of business in an amount not to exceed CAN$5,000,000 in any fiscal year, and (ii) other transfers and Dispositions of all or any portion of any Loan Party’s assets, excluding any Intellectual Property (and licenses thereof in favor of any Loan Party) which is material and necessary to the operation of the Loan Parties’ business, and any Collateral (as defined in the Guarantee and Collateral Agreement) but including any equity interests of its Subsidiaries, provided, that immediately after giving effect to any such disposition set forth in clause (ii) above, (i) no Default or Event of Default then exists, and (ii) either (A) the Pro Forma and Projected Excess Availability is at least 15% of the Line Cap, or (B) such Loan Party uses the Net Proceeds of such Disposition to repay Advances in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) an amount sufficient to cause Pro Forma and Projected Excess Availability to be 15% or more of the Line Cap, and (iii) if the Disposition is to a Subsidiary or Affiliate of a Loan Party which is not a Loan Party, such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate of a Loan Party;

(h) transfers and Dispositions which constitute Restricted Payments, that are otherwise permitted hereunder;

(i) Dispositions permitted pursuant to Section 6.02(b) hereof;

(j) the sale of Policy Investments in the ordinary course of business;

(k) the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(l) leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business; provided that any such licenses or sublicenses of Intellectual Property shall be subject to the Agent’s rights to utilize same in connection with the realization upon any Collateral;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license the Related Intellectual Property, unless the limited license granted to the Agent in such Related Intellectual Property pursuant to the Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(n) sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties; and

(o) transfers of assets, including Inventory, in connection with Store closings (and/or department closings within Stores) permitted pursuant to Section 6.02(k).

“Permitted Holder Lender” means ESL Investments, Inc. and any of its Affiliates other than a Group Member, provided, that, such Person executes a waiver in form and substance reasonably satisfactory to the Agent that it shall have no right whatsoever with respect to that portion of the Commitments which it holds (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, (b) otherwise to vote on any matter related to any Loan Document, (c) to require the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (d) to attend any meeting with the Agent or any Lender or receive any information from the Agent or any Lender, (e) to the benefit of any advice provided by counsel to the Agent or the other Lenders or to challenge the attorney-client privilege of the communications between the Agent, such other Lenders and such counsel, or (f) make or bring any claim, in its capacity as Lender, against the Agent with respect to the fiduciary duties of the Agent or Lenders and the other duties and obligations of the Agent hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder or otherwise single out, or intentionally discriminate against the Permitted Holder Lender, as such.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment:

(a) Investments existing on, or contractually committed as of, the Effective Date, and set forth in the Perfection Certificate;

(b)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties (provided that until such time as Corbeil guarantees the full amount of the Obligations and shall have delivered such legal opinions and executed such other Loan Documents as the Agent may reasonably require in connection with such guarantee, all in form and substance satisfactory to the Agent, any such Investments made in Corbeil shall not exceed CAN$40,000,000 at any time outstanding), and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary;

(c) other Investments of any Loan Party in any other Subsidiary of the Borrower which is not a Loan Party (including, without limitation, intercompany loans made to any such Subsidiary); provided, that (1) such Investment is incurred in the ordinary course of business consistent with past practices, (2) such Investments shall not exceed CAN$100,000,000 in the aggregate at any one time outstanding or (3) (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Excess Availability is at least 20% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0;

(d) Investments of any Loan Party in any other Person not constituting an Acquisition; provided that (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Excess Availability is at least 20% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0;

(e) Investments constituting a Permitted Acquisition and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of such Acquisition);

(f) Investments arising out of the receipt of noncash consideration for the sale of assets otherwise permitted under this Agreement;

(g) Policy Investments;

(h) Investments in Swap Contracts entered into in the ordinary course and not for speculative purposes;

(i) to the extent not prohibited by applicable law, advances to officers, directors and employees and consultants of the Group Members made for travel, entertainment, relocation and other ordinary business purposes;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Investments held by any Person at the time such Person is acquired in accordance with Section 6.02(c);

(l) Investments made with the common stock of the Borrower as long as no Event of Default will arise directly therefrom (including under Section 7.01(g) hereof);

(m) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Group Member;

(p) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Agent in such Intellectual Property pursuant to the Loan Documents;

(q) Investments in joint ventures that own real properties upon which Stores are located existing as of the Effective Date and entered into hereafter in the ordinary course of business;

(r) So long as no Cash Dominion Event has occurred and is continuing, and so long as no Event of Default has occurred and is continuing or would result therefrom, Investments consisting of (i) loans maturing within 75 days from the date when made by the Borrower to the Parent or any indirect parent of the Borrower in an amount not to exceed, CAN$100,000,000 outstanding at any time, (ii) other loans made by the Borrower to the Parent or any indirect parent of the Borrower so long as immediately after giving effect to any such loan, on a pro forma basis, (x) Excess Availability is greater than 20% of the Line Cap and (y) the Pro Forma Fixed Charge Ratio is at least 1.1:1.0, and (iii) other loans made by the Borrower to the Parent or any indirect parent of the Borrower so long as such loans are not made with the proceeds of Revolving Advances; and

(s) other Investments in an amount not to exceed CAN$50,000,000 in the aggregate outstanding at any time; provided that no Investment pursuant to this clause (s) shall be made by any Loan Party in any Subsidiary of the Borrower which is not a Loan Party.

“Permitted Liens” means:

(a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or to the extent such taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;

(c) (x) landlords’ Liens arising in the ordinary course of business securing (i) rents not yet due and payable, (ii) rent for Stores in an amount not to exceed the monthly base rent due for the immediately preceding calendar month and (iii) rents for Stores in excess of the amount set forth in the preceding clause (ii) so long as such amounts are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained and (y) in respect of real property located in the Province of Quebec, landlords’ Liens securing the payment and performance of all obligations owing under any lease in respect of such property in favor of the landlord thereof; provided that such Liens are limited to the assets located at such leased property;

(d) any attachment or judgment lien not constituting an Event of Default under Section 7.01(f);

(e) Liens presently existing or hereafter created in favor of the Agent, on behalf of the Credit Parties;

(f) Liens arising by the terms of commercial letters of credit entered into in the ordinary course of business to the extent that such letters of credit are to be issued in a currency other than Canadian Dollars or Dollars or are not otherwise available to be issued as Letters of Credit hereunder, in each case to secure reimbursement obligations thereunder, provided that such Liens only encumber the title documents and underlying goods relating to such letters of credit;

(g) Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(h) Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i) easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, reservations (including pursuant to any original grant of real property from the applicable Governmental Authority), licences, encroachments, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business, or in respect of any real property which is part of the Collateral, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which a title insurance company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Agent and which is included in any applicable title policy;

(j) any interest or title of a lessor or sublessor under, and Liens arising from precautionary PPSA financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;

(k) Liens on cash and Cash Equivalents securing obligations in respect of standby or trade letters of credit entered into in the ordinary course of business to the extent that such letters of credit are to be issued in a currency other than Canadian Dollars or Dollars or are not otherwise available to be issued as Letters of Credit hereunder, or trade-related bank guarantees;

(l) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;

(m) Liens granted to consignors who have properly perfected on consigned Inventory owned by such consignors and created in the ordinary course of business;

(n) Liens on premium rebates securing financing arrangements with respect to insurance premiums;

(o) deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety, customs and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens on securities that are the subject of repurchase agreements constituting Policy Investments; and

(t) Liens on cash and Cash Equivalents securing Swap Contracts incurred in the ordinary course of business;

(u) other Liens on cash and Cash Equivalents in an amount not to exceed CAN$10,000,000 held by a third party as security for any obligation (other than Debt); and

(v) Liens granted in connection with equipment financing arrangements or leases on Inventory not constituting goods held by the Borrower or any of its Subsidiaries for sale, but only to the extent such Inventory is provided by the secured party and is related to the equipment subject to such financing arrangement or lease.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of the Obligations;

(c) is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Article III regarding any Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and further, provided, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Extensions of Credit would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing Debt” shall mean any Debt issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity date of such Permitted Refinancing Debt shall not be earlier than the maturity date of the Debt being Refinanced and weighted average life to maturity of such Permitted Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, (d) no Permitted Refinancing Debt shall have different obligors, or greater guarantees or security, than the Debt being Refinanced; and (e) the Permitted Refinancing Debt shall otherwise be on terms which would not reasonably likely result in a Material Adverse Effect.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, unlimited liability corporation, company or other entity, or a government or any political subdivision or agency thereof.

“Policy Investments” means Investments made in accordance with the investment policy of the Loan Parties set forth on Schedule 6.02(k)(ii), as such policy may be amended from time to time with the reasonable consent of the Agent, such consent not to be unreasonably withheld.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction, including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pricing Grid” means the pricing grid set forth on Schedule IA.

“Prime Rate” means, with respect to any Advance denominated in Dollars, for any day a fluctuating interest rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank, National Association as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%. The “prime rate” is a rate set by Wells Fargo Bank National Association based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Advance” means an Advance in Dollars that bears interest as provided in Section 2.08(a)(iii).

“Priority Payables Reserve” means at any time, without duplication, the obligations, liabilities and indebtedness at such time which have (or would in a bankruptcy or receivership proceeding have) a trust, deemed trust, right of garnishment, right of distress, charge or statutory lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes and goods and services taxes (“GST”) and harmonized sales taxes (“HST”) net of input tax credits deducted in calculating the amount of GST and HST payable), the claims of a clerk, servant, travelling salesperson, labourer or worker (whether full-time or part-time) who is owed wages, salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Loan Parties (but only to the extent that the claims of such parties may rank or be capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral pursuant to Section 81.3 or 81.4 of the BIA or any applicable provincial law), vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims of FSCO) (but only to the extent ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral pursuant to Section 81.5 or Section 81.6 of the BIA or any applicable provincial law), in each case net of the aggregate amount of all restricted cash set aside and readily available for the payment of such obligations pursuant to arrangements satisfactory to the Agent, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, or local law, where such supplier’s right may have priority over Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Quebec.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Pro Forma and Projected Excess Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Excess Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on the Borrower’s good faith projections that are used to run the business of the Borrower and prepared in accordance with past practices. With respect to any such transaction or payment for which either (x) the applicable Loan Party would be required under its corporate governing documents or internal policies and procedures to obtain the approval of such Loan Party’s applicable board of directors or similar governing body to make such payment or undertake such transaction, (y) the transaction or payment is in an amount greater than or equal to $50,000,000; or (z) the making of such payment or the consummation of such transaction would cause the Pro Forma and Projected Excess Availability to be equal to or less than 20% of the Line Cap , such projections shall be delivered to the Agent no less than (i) with respect to clause (x) above, one (1) Business Day prior to the meeting of a Loan Party’s applicable board of directors or similar governing body to approve such transaction or payment, and (ii) with respect to clauses (y) and (z) above, one (1) Business Day prior to making such payment or undertaking such transaction.

“Pro Forma Fixed Charge Ratio” shall mean, for any date of calculation, the Fixed Charge Ratio as of the last day of the most recently completed fiscal quarter for which financial statements pursuant to Section 6.01(j) are available (the “Reference Date”), after giving pro forma effect to any applicable transaction or payment as if such transaction or payment had occurred on the first day of the four fiscal quarter period ending on the Reference Date. With respect to any such transaction or payment for which either (x) the applicable Loan Party would be required under its corporate governing documents or internal policies and procedures to obtain the approval of such Loan Party’s applicable board of directors or similar governing body to make such payment or undertake such transaction, (y) the transaction or payment is in an amount greater than or equal to $50,000,000; or (z) the making of such payment or the consummation of such transaction would cause the Pro Forma and Projected Excess Availability to be equal to or less than 20% of the Line Cap , such projections shall be delivered to the Agent no less than (i) with respect to clause (x) above, one (1) Business Day prior to the meeting of a Loan Party’s applicable board of directors or similar governing body to approve such transaction or payment, and (ii) with respect to clauses (y) and (z) above, one (1) Business Day prior to making such payment or undertaking such transaction.

“Refunded Swingline Advances” has the meaning specified in Section 2.04(b).

“Register” has the meaning specified in Section 9.07(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the L/C Issuing Bank pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Related Intellectual Property” means such rights with respect to the Intellectual Property of the Borrower and its Subsidiaries as are reasonably necessary to permit the Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral.

“Required Lenders” means, at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, the holders of more than 50% of the Total Extensions of Credit then outstanding.

“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Notice Period” means one day prior notice to the Borrower, unless a Cash Dominion Event has occurred and is continuing, in which case the Reserve Notice Period shall mean any notice period (including no notice) determined by the Agent in its Permitted Discretion to be necessary or desirable to protect the interests of the Credit Parties.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Borrower or any Subsidiary of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary of the Borrower or any option, warrant or other right to acquire any such equity interests in the Borrower or any Subsidiary of the Borrower.

“Revolving Advance” has the meaning specified in Section 2.01. A Revolving Advance may be a Base Rate Advance, a Prime Rate Advance, a BA Rate Advance or a LIBOR Rate Advance (each of which shall be a “Type” of Revolving Advance).

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the deed of hypothec charging the universality of moveable property granted by certain of the Loan Parties in favor of the Agent, and all other security documents hereafter delivered to the Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes” means the 7.05% Medium Term Notes due September 20, 2010 in the aggregate principal amount of CAN$100,000,000 issued by the Borrower.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the aggregate of the property of such Person as of such date is at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of the amount of all obligations due and accruing due of such Person, determined in accordance with applicable federal and provincial laws governing determinations of the insolvency of debtors, (b) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (c) such Person is able to “meet its obligations as they generally become due”.

“Standby L/C” means an irrevocable letter of credit or similar instrument under which the L/C Issuing Bank agrees to make payments in Canadian Dollars or Dollars for the account of the Borrower, on behalf of any Group Member in respect of obligations of such Group Member incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Group Member is or proposes to become a party, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might be issued.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board of the United States with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Revolving Advances based on the LIBOR Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any store owned or leased and operated by any Loan Party.

“Store Closure Sale” means a store closure sale that, if including more than ten (10) stores (whether in one transaction or a series of related transactions), is properly managed by an independent, nationally recognized, professional retail inventory liquidation firm reasonably acceptable to the Agent, over a defined period that is anticipated by the Borrower not to exceed 12 weeks (on average) from the date of the same commencement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the Board of Directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or estate (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company, trust or estate shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each direct and indirect wholly owned Subsidiary of the Borrower that owns Inventory, Credit Card Accounts Receivable, or other Collateral (as defined in the Guarantee and Collateral Agreement).

“Supermajority Lenders” means, at any time, the holders of 66-2/3% or more of Commitments then in effect or, if the Commitments have been terminated, the holders of 66-2/3% or more of the Total Extensions of Credit then outstanding.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Advances” has the meaning specified in Section 2.03.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Advances pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed CAN$100,000,000.

“Swingline Lender” means WFCFC, in its capacity as the lender of Swingline Advances, and includes any successor in such capacity.

“Swingline Participation Amount” has the meaning specified in Section 2.04(c).

“Taxes” has the meaning specified in Section 2.15.

“Termination Date” means the earlier of (a) September 10, 2015 and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 7.01.

“Total Extensions of Credit” means at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Type” means either a Base Rate Advance, a Prime Rate Advance, a BA Rate Advance, or a LIBOR Rate Advance.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“WFCFC” has the meaning provided in the Preamble and its successors.

SECTION 1.02. Computation of Time Periods.

In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with generally accepted accounting principles in Canada (“GAAP”) which for purposes of Section 6.03 shall be consistently applied. If the migration of the Borrower to IFRS or at any time any change in Canadian generally accepted accounting principles (including the adoption of IFRS as Canadian generally accepted accounting principles) would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such migration to IFRS (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles or such migration to IFRS and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or such migration to IFRS. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.

SECTION 1.04. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any reference to “province” or “provincial” shall be deemed to include “territory” or “territorial”. For all purposes pursuant to which the interpretation or construction of this Agreement and the other Loan Documents may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (1) “personal property” shall include “movable property”, (2) “real property” shall include “immovable property”, (3) “tangible property” shall include “corporeal property”, (4) “intangible property” shall include “incorporeal property”, (5) “security Interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (6) all references to filing, registering or recording under the PPSA shall include publication under the Civil Code of Quebec, (7) all references to “perfection” or “perfected” liens or security interests shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (8) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (9) “goods” shall include “corporeal moveable property”, other than chattel paper, documents of title, instruments, money and securities, (10) an “agent” shall include a “mandatary”, (11) “construction liens” shall include “legal hypothecs”, (12) “joint and several” shall include “solidary”, (13) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (14) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (15) “easement” shall include “servitude”, (16) “priority” shall include “prior claim”, (17) “survey” shall include “certificate of location and plan”, and (18) “fee simple title” shall include “absolute ownership.”

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make revolving advances (the “Revolving Advances”) to the Borrower from time to time on any Business Day during the period from the Commitment Effective Date until the Termination Date, in an aggregate amount at any one time outstanding which, when added to such Lender’s Commitment Percentage of the sum of (i) the aggregate principal amount of the Swingline Advances then outstanding and (ii) the L/C Obligations then outstanding, equals the amount of such Lender’s Commitment; provided, that the aggregate principal amount of any Borrowing made at any time, when aggregated with all other then outstanding Extensions of Credit, shall not exceed the Line Cap at such time. Each Borrowing under this Section 2.01 shall be in an aggregate amount of CAN$1,000,000 (or $1,000,000, as applicable) or an integral multiple of CAN$1,000,000 (or $1,000,000, as applicable) in excess thereof (provided, that the Swingline Lender may request, on behalf of the Borrower, Borrowings that are Base Rate Advances or Prime Rate Advances in other amounts pursuant to Section 2.04(b)) and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits set forth in this Section 2.01, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Advances.

(a) Each Borrowing under Section 2.01 shall be made on notice, given not later than (x) 12:00 noon on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of BA Rate Advances or LIBOR Rate Advances or (y) 11:00 a.m. on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or Prime Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) the currency of such Borrowing, which shall be Dollars or Canadian Dollars, and (v) in the case of a Borrowing consisting of BA Rate Advances or LIBOR Rate Advances, initial Interest Period for each such Revolving Advance. Each Lender shall, before 2:00 P.M. on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds and in the currency in which such Advance is requested, such Lender’s ratable (in accordance with its Commitment Percentage) portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select BA Rate Advances or LIBOR Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than CAN$1,000,000 (or $1,000,000, as applicable) or if the obligation of the Lenders to make BA Rate Advances or LIBOR Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the BA Rate Advances and LIBOR Rate Advances may not be outstanding as part of more than ten separate Borrowings in the aggregate.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of BA Rate Advances or LIBOR Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Advance to be made by such Lender as part of such Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate or the BA Rate for an Interest Period of 30 days, as applicable. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall be made available to the Borrower and shall constitute such Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. The Swingline Advances.

(a) . (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the period from the Commitment Effective Date until the Termination Date by making swing line advances (“Swingline Advances”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Advances outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Advances outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Advances, may exceed the Swingline Commitment then in effect) and (ii) the amount of any Swingline Advance made at any time, when aggregated with all other then outstanding Extensions of Credit, shall not exceed the Line Cap at such time; provided that the Swingline Lender shall not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender. During the period from the Commitment Effective Date until the Termination Date, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Advances shall only be available as Base Rate Advances or Prime Rate Advances.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Advance made on the earlier of (i) the Termination Date, and (ii) the first date after such Swingline Advance is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Advance is made; provided that on each date that a Revolving Advance is borrowed, the Borrower shall repay all Swingline Advances then outstanding, if any, and may use all or a portion of such Revolving Advance to fund such repayment.

SECTION 2.04. Making the Swingline Advances.

(a) Each Borrowing under Section 2.03 shall be made on notice, given not later than 1:00 p.m. on the date of the proposed Borrowing, by the Borrower to the Agent and Swingline Lender. Each such Notice of a Borrowing shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, and (iii) the currency of such Borrowing, which shall be Dollars or Canadian Dollars. Each Borrowing under the Swingline Commitment shall be in an amount equal to CAN$100,000 (or $100,000, as applicable) or a whole multiple of CAN$100,000 (or $100,000, as applicable) in excess thereof. Not later than 3:00 P.M. on the date of the proposed Borrowing, the Swingline Lender shall make available to the Agent at the Agent’s Account an amount in immediately available funds equal to the amount of the Swingline Advance to be made by the Swingline Lender. Upon fulfillment of the applicable conditions set forth in Article IV, the Agent shall make the proceeds of such Swingline Advance available to the Borrower at the Agent’s address referred to in Section 9.02.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by notice given by the Swingline Lender no later than 1:00 p.m., request each Lender to make, and each Lender hereby agrees to make, a Revolving Advance, in an amount equal to such Lender’s Commitment Percentage of the aggregate amount of the Swingline Advances and in the same currency as the applicable Swingline Advances being refunded (the “Refunded Swingline Advances”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Advance available to the Agent at the Agent’s Account in same day funds, not later than 2:00 P.M. on the date of such notice. The proceeds of such Revolving Advances shall be immediately made available by the Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Advances. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Agent or any of the Agent’s Affiliates (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Advances.

(c) If prior to the time a Revolving Advance would have otherwise been made pursuant to Section 2.04(b), one of the events described in Section 7.01 shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Advances may not be made as contemplated by Section 2.04(b), each Lender shall, on the date such Revolving Advance was to have been made pursuant to the notice referred to in Section 2.04(b), purchase for cash an undivided participating interest in the then outstanding Swingline Advances by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Commitment Percentage multiplied by (ii) the sum of the aggregate principal amount of Swingline Advances then outstanding that were to have been repaid with such Revolving Advances.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Advances, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, and to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Advances then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Advances referred to in Section 2.04(b) and to purchase participating interests pursuant to Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.05. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, a commitment fee, commencing on the Effective Date, on the average daily amount of the Available Commitment of such Lender during the period for which payment is made at a rate per annum equal to the Commitment Fee Rate, payable in arrears monthly on the 1st calendar day subsequent to the last day of each month, and on the Termination Date.

(b) Other Fees. The Borrower shall pay to the Agent, the Co-Collateral Agents and the Arrangers the fees set forth in the Fee Letter and the GE Fee Letter in the amounts and at the times specified therein.

SECTION 2.06. Optional Termination or Reduction of the Commitments.

The Borrower shall have the right, without penalty or premium and upon at least three Business Days’ notice to the Agent, to permanently terminate in whole or permanently reduce in part the unused portions of the respective Commitments of the Lenders, provided that no such termination or reduction of the Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Advances made on the effective date thereof, the Total Extensions of Credit would exceed the aggregate amount of the Commitments as so reduced. Any partial reduction of the Commitments shall be in the aggregate amount of CAN$5,000,000 or an integral multiple of CAN$1,000,000 in excess thereof; provided further that, except for any reduction pursuant to Section 8.12, any such reduction shall be applied ratably to the Commitments of the Lenders.

SECTION 2.07. Repayment of Advances.

The Borrower shall repay to the Agent, for the ratable account of the Lenders on the Termination Date, the aggregate principal amount of the Advances made by the Lenders then outstanding, in each case in the same currency in which such Advances were made.

SECTION 2.08. Interest on Advances.

(a) Scheduled Interest Owed to Lenders. The Borrower shall pay interest on the unpaid principal amount of each Advance made and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is made in Canadian Dollars and is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in the case of any Base Rate Advance (other than a Swingline Advance), in arrears monthly on the 1st calendar day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) BA Rate Advances. During such periods as such Advance is made in Canadian Dollars and is a BA Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the BA Rate for such Interest Period for such Advance plus (y) the Applicable Margin for BA Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such BA Rate Advance shall be Converted or paid in full.

(iii) Prime Rate Advances. During such periods as such Advance is made in Dollars and is a Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Prime Rate in effect from time to time plus (y) the Applicable Margin for Prime Rate Advances in effect from time to time, payable in the case of any Prime Rate Advance (other than a Swingline Advance), in arrears monthly on the 1st calendar day subsequent to the last day of each month during such periods and on the date such Prime Rate Advance shall be Converted or paid in full.

(iv) LIBOR Rate Advances. During such periods as such Advance is made in Dollars and is a LIBOR Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Adjusted LIBOR Rate for such Interest Period for such Advance plus (y) the Applicable Margin for LIBOR Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such LIBOR Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the option of the Agent or on the request of the Required Lenders, the Borrower shall pay interest on the unpaid principal amount of each Advance and Reimbursement Obligation owing to each Lender, payable in arrears on the dates referred to in Section 2.08(a) above, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Advance or Reimbursement Obligation pursuant to Section 2.08(a) above. Further, the Borrower shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to (i) with respect to amounts payable in Canadian Dollars, 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i), and (ii) with respect to amounts payable in Dollars, 2% per annum above the rate per annum required to be paid on Prime Rate Advances pursuant to Section 2.08(a)(iii).

(c) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower or any other Person to make any payment of interest or other amount payable to the Agent, any Co-Collateral Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent, such Co-Collateral Agent or such Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), if applicable thereto, then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Agent, such Co-Collateral Agent or such Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rate of interest required to be paid to the Agent, the applicable Co-Collateral Agent or applicable Lender under this Section 2.08(c); and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent, the applicable Co-Collateral Agent or applicable Lender which would constitute interest for purposes of the Criminal Code (Canada).

Notwithstanding the provisions of this Section 2.08(c), and after giving effect to all adjustments contemplated hereby, if the Agent, any Co-Collateral Agent or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada) or other legal prohibition, then the Borrower shall be entitled, by notice in writing to the Agent, the applicable Co-Collateral Agent or applicable Lender, as the case may be, to obtain reimbursement from the Agent, the applicable Co-Collateral Agent or applicable Lender, as the case may be, in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Agent, the applicable Co-Collateral Agent or applicable Lender, as the case may be, to the Borrower. Any amount or rate of interest referred to in this Section 2.08(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of the incurrence of the Obligation to its relevant maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of that determination.

SECTION 2.09. Interest Rate Determination.

(a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a).

(b) If, with respect to any BA Rate Advances or LIBOR Rate Advances, the Required Lenders notify the Agent at least one Business Day before the date of any proposed BA Rate Advance or LIBOR Rate Advance, as applicable, that the BA Rate or LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective BA Rate Advances or LIBOR Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each BA Rate Advance and LIBOR Rate Advance, as applicable, will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance or Prime Rate Advance, as applicable, and (ii) the obligation of the Lenders to make, or to Convert Advances into, BA Rate Advances or LIBOR Rate Advances, as applicable, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any BA Rate Advances or LIBOR Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances or Prime Rate Advances, as applicable.

(d) On the date on which the aggregate unpaid principal amount of BA Rate Advances or LIBOR Rate Advances, as applicable, comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than CAN$1,000,000 (or $1,000,000, as applicable), such Advances shall on the last day of the applicable Interest Period automatically Convert into Base Rate Advances or Prime Rate Advances, as applicable.

(e) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent or on the request of the Required Lenders (i) each BA Rate Advance and LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance or Prime Rate Advance, as applicable, and (ii) the obligation of the Lenders to make, or to Convert Revolving Advances into, BA Rate Advances or LIBOR Rate Advances shall be suspended.

SECTION 2.10. Optional Conversion of Revolving Advances.

The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert part or all Revolving Advances of one Type comprising the same Borrowing into Revolving Advances of the other Type; provided, however, that any Conversion of BA Rate Advances into Base Rate Advances or of LIBOR Rate Advances into Prime Rate Advances shall be made only on the last day of an Interest Period for such BA Rate Advances or LIBOR Rate Advances, any Conversion of Base Rate Advances into BA Rate Advances or of Prime Rate Advances into LIBOR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Advances to be Converted, and (iii) if such Conversion is into BA Rate Advances or LIBOR Rate Advances, the duration of the initial Interest Period for each such Revolving Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.11. Optional and Mandatory Prepayments of Advances.

(a) The Borrower may, without penalty or premium and upon notice given not later than 12:00 noon on the date of such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, in each case in such currency as the applicable Borrowing was made; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of CAN$5,000,000 (or $5,000,000, as applicable) or an integral multiple of CAN$1,000,000 (or $1,000,000, as applicable) in excess thereof (or, in the case of partial prepayments of Swingline Advances, CAN$100,000 (or $100,000, as applicable) or a whole multiple thereof) and (y) in the event of any such prepayment of a BA Rate Advance or LIBOR Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) On the date of delivery of any Borrowing Base Certificate, if the Total Extensions of Credit exceed the Line Cap, the Borrower shall prepay Advances in an amount equal to such excess in the same currency in which such Advances were made, provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions satisfactory to the Agent. Any prepayment of Loans pursuant to this Section 2.11(b) or Section 2.11(c) shall be applied, first, to any Base Rate Advances or Prime Rate Advances then outstanding and the balance of such prepayment, if any, to the BA Rate Advances or LIBOR Rate Advances then outstanding. In connection with the foregoing, the Agent may monthly (or more frequently in the Agent’s Permitted Discretion) make the necessary exchange rate calculations in accordance with Section 3.10 to determine whether any such excess described in this Section exists on such date. Prepayments made pursuant to this Section 2.11(b) shall not reduce the Aggregate Commitments hereunder.

(c) Upon the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall prepay the Advances in the same currency in which such Advances were made, and upon the occurrence and during the continuance of an Event of Default, the Borrower shall cash collateralize the L/C Obligations, in each case, in accordance with the provisions of Section 6.01(m) hereof. Prepayments made pursuant to this Section 2.11(c) shall not reduce the Aggregate Commitments hereunder.

SECTION 2.12. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining BA Rate Advances or LIBOR Rate Advances or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income, overall gross income or capital by Canada or by the foreign jurisdiction or state or province under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be entitled to a presumption of correctness. If the Borrower so notifies the Agent after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), the Borrower may, upon payment of such increased cost to such Lender, replace such Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.07 (and the Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b) If any Lender determines that compliance with any change after the Effective Date in law or regulation or any guideline or request after the Effective Date from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be entitled to a presumption of correctness.

(c) The Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital or reserve requirement or pursuant to Section 2.15 for any taxes incurred more than six months prior to the date that such Lender notifies the Borrower of the change or issuance giving rise to such increased costs or capital or reserve requirement or tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital or reserve requirement or tax is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make BA Rate Advances or LIBOR Rate Advances or to fund or maintain BA Rate Advances or LIBOR Rate Advances hereunder, (a) each BA Rate Advance or LIBOR Rate Advance, as applicable, will automatically, upon such demand, to the extent required by applicable law, Convert into a Base Rate Advance or a Prime Rate Advance, and (b) the obligation of the Lenders to make BA Rate Advances or LIBOR Rate Advances, as applicable, or to Convert Advances into BA Rate Advances or LIBOR Rate Advances, as applicable, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 1:00 P.M. on the day when due in the same currency in which the Advance was initially made or the Letter of Credit issued to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed by it to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, notwithstanding that an Overadvance may result thereby. Any such Lender so charging such accounts shall deliver the proceeds therefrom to the Agent for distribution to the Credit Parties in the manner set forth herein and in the other Loan Documents.

(c) All computations of interest based on the Base Rate, the Prime Rate or the BA Rate, and of commitment fees shall be made by the Agent on the basis of a year of 365 days, and all computations of interest based on the Federal Funds Rate or the Adjusted LIBOR Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a three hundred sixty-five (365) or three hundred sixty (360) day year (the “First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by three hundred sixty-five (365) or three hundred sixty (360), as applicable.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of BA Rate Advances or LIBOR Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due by it to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the BA Rate for a 30-day Interest Period (with respect to amounts payable in Canadian Dollars) or the Federal Funds Rate (with respect to amounts payable in Dollars), as applicable.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender, the Agent or any Co-Collateral Agent hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Agent and each Co-Collateral Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, and branch profits taxes, by the jurisdiction under the laws of which such Lender, the Agent or such Co-Collateral Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, and branch profits taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender, the Agent or any Co-Collateral Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender, the Agent or such Co-Collateral Agent (as the case may be) receive an amount equal to the sum each would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding all other Canadian and United States federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender, the Agent and each Co-Collateral Agent for and hold each of them harmless against the full amount of Taxes or Other Taxes (including taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, the Agent or such Co-Collateral Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, the Agent or such Co-Collateral Agent makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses reasonably allocable in securing such refund, deduction or credit, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower to such Lender in the event such Lender is required to repay such refund to such jurisdiction. Nothing in this subsection (f) shall be construed to require any Lender to make available to the Borrower or any other Person its tax returns or any confidential tax information.

(g) If the Agent, any Co-Collateral Agent or any Lender, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.15, including Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify the Borrower of the availability of such refund claim and, if the Agent, any Co-Collateral Agent or any Lender, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, it shall, after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower’s expense.

SECTION 2.16. Sharing of Payments, Etc.

If any Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or other amounts owing to it (other than pursuant to Section 2.05(b), 2.06, 2.07, 2.12, 2.15, 2.18 or 9.04(c)) in excess of its ratable share, such Lender shall forthwith purchase from the other Lenders such participations in the Advances or other amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Use of Proceeds of Advances.

The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, for acquisitions, capital expenditures, cash dividends, and payment of any of the Obligations, all to the extent permitted herein.

SECTION 2.18. Increase in Commitments.

(a) Request for Increase. After the Commitment Effective Date, provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may request (a “Commitment Increase Request”) that the Aggregate Commitments be increased (each, a “Commitment Increase”) by an amount not to exceed CAN$200,000,000 in the aggregate; provided, however, that (i) each Commitment Increase Request shall be in a minimum amount of CAN$25,000,000, and (z) the Borrower may request a maximum of eight Commitment Increases. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections. Each Lender shall notify the Agent within the time period described in Section 2.18(a) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such Commitment Increase Request. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender shall have any obligation to increase its Commitment.

(c) Notification by Agent. The Agent shall notify the Borrower, each Lender and the Lead Arrangers, of the Lenders’ responses to each request made under Section 2.18(a). To achieve the full amount of any Commitment Increase specified in any Commitment Increase Request, subject to the approval of the Agent (which approval shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments in the full amount requested by the Borrower, other consenting Eligible Assignees (each an “Additional Commitment Lender”) may become a Lender hereunder and furnish a commitment in the amount requested by the Borrower under Section 2.18(a) and not accepted by the existing Lenders, provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than CAN$10,000,000. At the request of the Borrower, the Arranger, in consultation with the Borrower, may, but shall not be required, to use its reasonable efforts to arrange for Commitments from Additional Commitment Lenders.

(d) Conditions to Effectiveness of each Commitment Increase. As a condition precedent to each Commitment Increase after the Commitment Effective Date, (i) the Borrower shall deliver to the Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer of the Borrower (A) certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of the Borrower approving or consenting to such Commitment Increase, and (B) certifying that, before and after giving effect to such Commitment Increase, the representations and warranties contained in Article V hereof and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent (1) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (2) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the Loan Parties other than the Borrower shall deliver an “acknowledgment and acceptance” of the Commitment Increase in form reasonably satisfactory to the Agent, (iii) if applicable, the Borrower, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iv) the Borrower shall have paid such fees to the Arranger (to the extent that the Arranger provides assistance in arranging the Commitment Increases of Additional Commitment Lenders), the Additional Commitment Lenders and the other Lenders who agree to increase their Commitments, as the Borrower and the Arranger, the Additional Commitment Lenders and the other Lenders, respectively, may agree; (v) the Borrower shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower and the other Loan Parties reasonably satisfactory to the Agent and dated such date; and (vi) no Default or Event of Default shall exist or result from the Commitment Increase. The Borrower shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 9.04(c)) and may borrow on a non-ratable basis from any Lender or Additional Commitment Lender committed to a portion of the applicable Commitment Increase, in each case to the extent necessary to keep the outstanding Advances ratable with any revised Commitment Percentage arising from any nonratable increase in the Commitments under this Section.

Each of the parties hereto hereby agrees that the Agent may take any and all further action as may be reasonably necessary to ensure that all Advances in respect of Commitment Increases, when originally made, are included in each Borrowing of outstanding Advances on a pro rata basis. The Borrower agrees that Section 9.04(c) shall apply to any conversion of BA Rate Advances to Base Rate Advances or LIBOR Rate Advances to Prime Rate Advances reasonably required by the Agent to effect the foregoing.

(e) Increase Effective Date and Allocations. If the Commitments are increased after the Commitment Effective Date in accordance with this Section, the Agent (in consultation with the Borrower and the Arranger) shall determine the effective date (the “Increase Effective Date”) and the final allocation of the Commitment Increase, giving effect to the occurrence of the Increase Effective Date. The Agent shall promptly notify the Borrower, the Lenders and the Arranger of such final allocation and the Increase Effective Date, and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the Commitment Increase, and (ii) the applicable Schedule to the Agreement shall be deemed modified, without further action, to reflect the revised Commitments of the Lenders.

(f) Other Provisions That portion of the Commitment of each Lender and Additional Commitment Lender constituting its portion of any Commitment Increase under this Section 2.18 (i) shall bear interest and be entitled to receive letter of credit fees and commitment fees at the rates provided for the existing Lenders, (ii) shall terminate on the Termination Date, and (iii) shall otherwise be on the same terms as set forth in, and be entitled to the benefits of, this Agreement and the other Loan Documents.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.16 or 9.01 to the contrary. Each of the parties hereto hereby agrees that, upon any Increase Effective Date, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Commitment Increase, without need for further consents pursuant to Section 9.01. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 2.19. Permitted Overadvances.

The Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swingline Lender and the L/C Issuing Bank, and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swingline Advance. A Permitted Overadvance is for the account of the Borrower and shall constitute a Base Rate Advance (or a Prime Rate Advance, as applicable) and an Obligation (as defined in the Guarantee and Collateral Agreement) and shall be repaid by the Borrower in accordance with the provisions of

Section 2.11(b). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Article III regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swingline Advance. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

ARTICLE III

AMOUNT AND TERMS OF THE LETTERS OF CREDIT

SECTION 3.01. L/C Commitment.

(a) Subject to the terms and conditions hereof, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), the L/C Issuing Bank agrees from time to time to issue Letters of Credit for the account of the Borrower on any Business Day during the period from the Commitment Effective Date until the Termination Date in such form as may be approved from time to time by the L/C Issuing Bank; provided that (i) after giving effect to such issuance, the L/C Obligations shall not exceed the L/C Commitment or (ii) the face amount of the requested Letter of Credit, when aggregated with all other then outstanding Extensions of Credit, shall not exceed the Line Cap at such time. Each Letter of Credit shall (i) be denominated in Canadian Dollars, Dollars or any other lawful foreign currency which is approved in writing on a case by case basis by the L/C Issuing Bank and the Agent in their sole and absolute discretion and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or (y) subject to the provisions of Section 6.01(p), the date that is five (5) Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which, subject to the provisions of Section 6.01(p)) shall in no event extend beyond the date referred to in clause (y) above). From and after the Commitment Effective Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and shall be subject to and governed by, the terms and conditions hereof.

(b) The L/C Issuing Bank shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the L/C Issuing Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuing Bank from issuing such Letter of Credit, or any law applicable to the L/C Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuing Bank shall prohibit, or request that the L/C Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuing Bank in good faith deems material to it; (iii) such issuance would violate one or more policies of the L/C Issuing Bank applicable to letters of credit generally, or (iv) any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the L/C Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuing Bank’s risk with respect to such Lender.

SECTION 3.02. Procedure for Issuance of Letter of Credit.

The Borrower may from time to time request that the L/C Issuing Bank issue a Commercial L/C or Standby L/C for its account by delivering to the L/C Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the L/C Issuing Bank, and such other certificates, documents and other papers and information as the L/C Issuing Bank may reasonably request. Upon receipt of any Application, the L/C Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall endeavor to promptly issue the Letter of Credit requested thereby (but in no event shall the L/C Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the L/C Issuing Bank and the Borrower. The L/C Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The L/C Issuing Bank shall promptly notify the Agent of the issuance, extension or amendment of Letters of Credit and any drawings or other payments under Letters of Credit.

SECTION 3.03. Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin for Letters of Credit, in each case shared ratably among the Lenders based upon their respective Commitment Percentages, and payable monthly in arrears the 1st calendar day subsequent to the last day of each month after the issuance date. In addition, the Borrower shall pay to the L/C Issuing Bank for its own account a fronting fee in an amount to be agreed upon by the L/C Issuing Bank and the Borrower (but in no event to exceed 0.125% per annum) on the undrawn and unexpired amount of each Letter of Credit, payable monthly in arrears on the 1st calendar day subsequent to the last day of each month after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the L/C Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the L/C Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, unless otherwise agreed.

SECTION 3.04. Letter of Credit Participations.

(a) The L/C Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and, to induce the L/C Issuing Bank to issue Letters of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Issuing Bank, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided interest equal to such Lender’s Commitment Percentage in the L/C Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the L/C Issuing Bank thereunder. Each Lender agrees with the L/C Issuing Bank that, if a draft is paid under any Letter of Credit for which the L/C Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Lender shall pay to the L/C Issuing Bank upon demand at the L/C Issuing Bank’s address for notices specified herein an amount equal to such Lender’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the L/C Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Lender shall only be obligated to make any such payment in Canadian Dollars or Dollars (and not any foreign currency) in accordance with the provisions of Section 3.10 hereof.

(b) If any amount required to be paid by any Lender to the L/C Issuing Bank pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the L/C Issuing Bank under any Letter of Credit is paid to the L/C Issuing Bank within three Business Days after the date such payment is due, such Lender shall pay to the L/C Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate or the BA Rate for a 30 day Interest Period, as applicable, during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 3.04(a) is not made available to the L/C Issuing Bank by such Lender within three Business Days after the date such payment is due, the L/C Issuing Bank shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum set forth in Section 2.08(a)(i), for the Lenders, applicable to Base Rate Advances or Prime Rate Advances, as applicable. A certificate of the L/C Issuing Bank submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the L/C Issuing Bank has made payment under any Letter of Credit and has received from any Lender its pro rata share of such payment in accordance with Section 3.04(a), the L/C Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the L/C Issuing Bank), or any payment of interest on account thereof, the L/C Issuing Bank will distribute to such Lender its pro rata share thereof; provided, however, that in the event that any such payment received by the L/C Issuing Bank shall be required to be returned by the L/C Issuing Bank, such Lender shall return to the L/C Issuing Bank the portion thereof previously distributed by the L/C Issuing Bank to it.

SECTION 3.05. Reimbursement Obligation of the Borrower.

If any draft is paid under any Letter of Credit, the Borrower shall reimburse the L/C Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the L/C Issuing Bank in connection with such payment, not later than 12:00 Noon on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice; provided, that if the total reimbursement amount set forth in clauses (a) or (b) above is not less than CAN$5,000,000 (or $5,000,000, as applicable) or CAN$500,000 (or $500,000, as applicable), respectively, the Borrower may, subject to the conditions to borrowing set forth herein, request that such reimbursement be financed with a Base Rate Advance, Prime Rate Advance or Swingline Advance in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Advance. Each such payment shall be made to the L/C Issuing Bank at its address for notices referred to herein in Canadian Dollars or Dollars (or if the Letter of Credit is issued in a currency other than Canadian Dollars or Dollars, in such currency or the Canadian Dollar equivalent thereof calculated in accordance with the provisions of Section 3.10) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.08(a)(i) (for amounts denominated in Canadian Dollars) or 2.08(a)(iii) (for amounts denominated in Dollars), and (y) thereafter, Section 2.08(b).

SECTION 3.06. Obligations Absolute.

The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the L/C Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the L/C Issuing Bank that the L/C Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The L/C Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuing Bank. The Borrower agrees that any action taken or omitted by the L/C Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the L/C Issuing Bank to the Borrower.

SECTION 3.07. Letter of Credit Payments.

If any draft shall be presented for payment under any Letter of Credit, the L/C Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the L/C Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 3.08. Applications.

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.09. Use of Letters of Credit.

The Letters of Credit shall be available (and the Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 3.10. Currency Equivalents Generally.

Any amount specified in this Agreement (including pursuant to Section 3.05 above) to be in a currency other than Canadian Dollars shall also include the equivalent of such amount in Canadian Dollars, such equivalent amount to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Canadian Dollars. For purposes of this Section 3.10, the “Spot Rate” for a currency means the rate quoted by the Canadian Reference Bank as the spot rate for the purchase by the Canadian Reference Bank of such currency with another currency at approximately 10:00 a.m. (Toronto time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01. Conditions Precedent to Effectiveness.

This Agreement shall become effective on and as of the first date on which each of the following conditions precedent have been satisfied:

(a) The Agent’s receipt of the following, each of which shall be originals or telecopies or electronic transmission of pdf formatted copies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent and the Required Lenders:

(i) this Agreement duly executed by each of the Borrower, the Agent, the Co-Collateral Agents, the L/C Issuing Bank and the Lenders.

(ii) the Security Documents (including, without limitation, the Guarantee and Collateral Agreement), each duly executed by the applicable Loan Parties;

(iii) all other Loan Documents, each duly executed by the applicable Loan Parties;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;

(vi) An opinion of one or more special or local counsel to the Borrower and the other Loan Parties (other than Quebec counsel), addressed to the Agent and each Lender as to such matters as the Agent may reasonably request;

(vii) a certificate signed by an Authorized Officer of the Borrower certifying (A) that the conditions specified in Section 4.03 have been satisfied, (B) to the Solvency of the Loan Parties, taken as a whole, as of the Effective Date after giving effect to the transactions contemplated hereby, and (C) that the Perfection Certificate is true and correct in all material respects;

(viii) evidence that all insurance required to be maintained pursuant to Section 6.01(c) has been obtained and is in effect;

(ix) A Borrowing Base Certificate, duly completed and executed by an Authorized Officer of the Borrower, together with supporting information satisfactory to the Agent in its Permitted Discretion, and dated as of August 1, 2010.

(x) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 6.02(a);

(xi) results of such other diligence as the Agent and each of the Lenders may reasonably require, including compliance with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Proceeds of Crime Act;

(xii) duly executed Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.01(m);

(xiii) a duly executed agreement from each Subsidiary of the Borrower which is not a Loan Party and which owns any real estate constituting a warehouse or DC that houses collateral or owns Related Intellectual Property, pursuant to which each such Subsidiary grants to the Agent a rent-free or royalty-free (as applicable) license to use such real estate and Related Intellectual Property in connection with the Agent’s enforcement of its remedies under the Loan Documents with respect to the Collateral, during the occurrence and continuation of an Event of Default; and

(xiv) such other customary certificates, documents or consents as the Agent reasonably may require.

(b) All actions required by law or reasonably requested by the Agent to be undertaken, and all documents and instruments, including PPSA financing statements, required by law or reasonably requested by the Agent to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent.

(c) Excess Availability on the Effective Date shall be equal to or greater than CAN$300,000,000.

(d) The Agent shall have received a detailed forecast for the period commencing on the Effective Date and ending with the end of the then next fiscal year, which shall include an availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices.

(e) The Loan Parties’ capital structure shall be reasonably acceptable to the Agent.

(f) The Loan Parties’ accounts payable shall be within stated invoice terms as of the Effective Date, or as permitted in the ordinary course of the Borrower’s business consistent with past practices.

(g) The conditions set forth in Section 4.03 shall have been satisfied.

(h) There shall have been no event or circumstance since January 30, 2010 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(j) All fees required to be paid to the Agent, any Arranger or any Co-Collateral Agent on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(k) The Borrower shall have paid all costs and expenses of the Agent and the Co-Collateral Agents (to the extent set forth in Section 9.04(a)) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent and the Co-Collateral Agents, to the extent invoiced prior to or on the Effective Date (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(l) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Effective Date.

SECTION 4.02. Conditions Precedent to Initial Extension of Credit.

The obligation of each Lender to make the first Extension of Credit requested by the Borrower under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The conditions set forth in Sections 4.01(b), (c), (f), (h) and (i) and Section 4.03 shall have been satisfied.

(c) The Administrative Agent shall have received an opinion from Quebec counsel to the Borrower and the other Loan Parties, addressed to the Agent and each Lender as to such matters as the Agent may reasonably request;

(d) The outstanding balance of the Senior Notes shall have been paid in full (or shall be paid in full concurrently with the first Advance hereunder) and the documents and agreements evidencing the Senior Notes shall have been terminated and be of no further force and effect; and

(e) The provisions of this Section 4.02 shall have been satisfied no later than September 20, 2010.

SECTION 4.03. Conditions Precedent to Each Extension of Credit

The obligation of each Lender to make an Extension of Credit on any date shall be subject to the conditions precedent that the Commitment Effective Date shall have occurred and on the date of such Extension of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Application for a Letter of Credit, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Letter of Credit issuance such statements are true):

(i) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of such date in all material respects, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (C) such representations and warranties relate to Section 5.01(f), in which case the representation and warranty shall be limited to clause (c) of the definition of “Material Adverse Effect”;

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

(iii) after giving effect to such Extension of Credit, the Total Extensions of Credit will not exceed the Line Cap.

SECTION 4.04. Effective Date

And Commitment effective Date. The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date and the Commitment Effective Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrower.

The Borrower hereby represents and warrants as follows:

(a) Each Loan Party (i) is duly organized and validly existing under the laws of the jurisdiction of its organization or formation and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) any law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.

(d) Each Loan Document has been duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) The consolidated balance sheet of the Borrower and its Subsidiaries as at January 30, 2010, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent chartered accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) Since January 30, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g) There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to the Borrower’s knowledge, threatened affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the Ontario Securities Commission or any other Canadian federal or provincial securities regulatory authority made prior to the Effective Date.

(h) All Canadian federal and provincial income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of the Borrower and its Subsidiaries, and all taxes due with respect to the Borrower and its Subsidiaries pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(i) All written factual information heretofore furnished by the Borrower or its Subsidiaries to the Agent or any Lender (including the Perfection Certificate) for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that the Borrower makes no representations or warranties with respect to any projections or other nonfactual information contained in such information.

(j)(i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Inventory, Credit Card Account Receivable, DC or Related Intellectual Property is subject to any Lien except as permitted by Section 6.02(a).

(k) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

(l) As of the Effective Date, Schedule 5.01(l) lists all Canadian Pension Plans currently maintained or contributed to by the Loan Parties. The Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation. All obligations of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations unless such non-compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there are as of the Effective Date no outstanding disputes concerning the assets held pursuant to any Canadian Pension Plan or such funding agreement. All contributions or premiums required to be made by the Loan Parties to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations unless such non-compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the Loan Parties and fully paid into the Canadian Pension Plans in a timely fashion. All reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion unless such non-compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans. Except as set forth on Schedule 5.01 (l), as of the Effective Date, the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). To the knowledge of the Borrower, none of the Canadian Pension Plans is at the Effective Date the subject of an investigation, any other proceeding or any action or claim by any Governmental Authority or any other Person, and to the knowledge of the Borrower, at the Effective Date there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(m) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(n) The Security Documents are effective to create in favor of the Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements and other filings specified on Schedule 5.01(n) in appropriate form are filed in the offices specified on Schedule 5.01(n), the Security Documents shall, to the extent a security interest therein can be perfected by filing a PPSA financing statement, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except Liens permitted by Section 6.02(a) which by operation of law would have priority over the Liens securing the Obligations).

(o) The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all indebtedness and obligations incurred in connection herewith will be, Solvent.

(p) The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(q) As of the Effective Date: (1) except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any equity interests in any Subsidiary of a Loan Party, and (2) the copies of the organization and governing documents of each Loan Party and each amendment hereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

(r) As of the Effective Date, except as set forth on Schedule 5.01(r) or would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with any applicable federal, provincial, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(r) (as updated by the Borrower from time to time) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements). There are no representation proceedings pending or, to the knowledge of the Borrower, threatened to be filed with any labor relations board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) No broker or finder brought about the obtaining, making or closing of the Advances or transactions contemplated by the Loan Documents, and, other than amounts payable pursuant to the Fee Letter and the GE Fee Letter, no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(t) The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

(u) The Borrower and each of its Subsidiaries are in compliance with (a) the Criminal Code (Canada), and (b) the Proceeds of Crime Act; and the Borrower and each of its Subsidiaries are in compliance in all material respects with all other federal, provincial or territorial laws relating to “know your customer” and anti-money laundering rules and regulations.

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants

So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the L/C Issuing Bank have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Subsidiaries to:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with the Pensions Benefit Act (Ontario) and Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Canadian Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that the Borrower and its Subsidiaries may self insure to the extent consistent with prudent business practice; provided further that policies maintained with respect to any Collateral located at a warehouse or DC shall provide coverage for Inventory at (x) the cost of such Inventory, consistent with the Loan Parties’ past practices, or (y) a selling price permitted by the Agent in its Permitted Discretion. None of the Credit Parties shall be a co-insurer with any Loan Party or any other Person with respect to any fire and extended coverage policies maintained with respect to any Collateral without the prior written consent of the Agent. On or before the Commitment Effective Date, fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a non-contributing lenders’ loss payable clause, in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that during a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent and the Control Co-Collateral Agent, as their interests may appear. Within thirty (30) days following delivery of written notice from the Agent to the Borrower, the Borrower shall notify the insurers and use commercially reasonable efforts to have such policies amended to include such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. On or before the Commitment Effective Date, commercial general liability policies (or certificates evidencing such policies) shall be endorsed to name the Agent and the Control Co-Collateral Agent as additional insureds, as their interests may appear. Each certificate delivered by the Loan Parties’ insurance broker or insurer with respect to each property insurance policy referred to in this Section 6.01(c) shall also provide that such policy shall not be canceled, modified or not renewed other than upon not less than ten (10) days’ prior written notice thereof by the insurance broker, or insurer, as applicable, to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal or replacement of a policy previously delivered to the Agent, including an insurance binder therefor, together with evidence satisfactory to the Agent of payment of the premium therefor and, upon request of the Agent, a copy of such renewal or replacement policy. In the event that the Borrower fails to maintain any such insurance as required pursuant to this Section 6.01(c), the Agent may obtain such insurance on behalf of the Borrower and the Loan Parties shall reimburse the Agent as provided herein for all costs and expenses in connection therewith; the Agent’s obtaining of such insurance shall not be deemed a cure or waiver of any Default or Event of Default arising from the Loan Parties’ failure to comply with the provisions of this Section 6.01(c).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises; provided that (i) the Borrower and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 6.02(b); (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve or maintain the corporate existence of any Subsidiary if the board of directors of the parent of such Subsidiary, or an executive officer of such parent to whom such board of directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to the Borrower, such parent or the Lenders; and (iii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Inspection Rights. In addition to the Agent’s rights under Section 6.01(k) hereof, subject to reasonable confidentiality limitations and requirements imposed by the Borrower due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default or an Event of Default has occurred and is continuing), permit the Agent or any of the Lenders or any agents or representatives thereof, at the Lenders’ expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries, as the case may be, with any of their officers or directors and with their independent chartered accountants.

(f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) as required by any applicable Requirement of Law, (ii) so long as no Default or Event of Default has occurred and is continuing, transactions between or among the Loan Parties and any of their Subsidiaries, to the extent not prohibited hereunder, (iii) Restricted Payments permitted by Section 6.02(d), or (iv) if a Default or Event of Default has occurred and is continuing, transactions in the ordinary course of business between or among the Loan Parties and any of their Subsidiaries and transactions between or among Loan Parties, to the extent not prohibited hereunder; provided, that the foregoing shall not prohibit any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business.

(i) Further Assurances.

(i) With respect to any (i) Inventory, Credit Card Accounts Receivable and other Collateral (as defined in the Guarantee and Collateral Agreement as in effect on the Effective Date) acquired after the Effective Date by any Group Member that is or is required to become a Loan Party hereunder and (ii) any property required to become subject to a perfected Lien in favor of the Agent pursuant to Section 6.02(a)(vi) hereunder, promptly (i) execute and deliver to the Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Agent may reasonably request in order to grant to the Agent, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Agent may reasonably request to grant to the Agent, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of PPSA financing statements in such jurisdictions as may be required by any Security Document or by law or as may be requested by the Agent and the delivery of Blocked Account and other control agreements as may be reasonably requested by the Agent.

(ii) With respect to any new Subsidiary which is created or acquired after the Effective Date by any Group Member and which owns any Inventory, Credit Card Accounts Receivable or other Collateral (as defined in the Guarantee and Collateral Agreement as in effect on the Effective Date) related to such receivables and Inventory, promptly cause such new Subsidiary to (i) become a party to the Guarantee and Collateral Agreement and the hypothec, if applicable, (ii) take such actions as the Agent may reasonably request to grant to the Agent, for the benefit of the Credit Parties, a security interest, with the priority and perfection required herein, in the Collateral described in the Guarantee and Collateral Agreement and the hypothec, if applicable, held by such new Subsidiary, including, to the extent applicable, the filing of PPSA financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the hypothec or by law or as may be reasonably requested by the Agent and the delivery of Blocked Account and other control agreements, (iii) if requested by the Agent, deliver to the Agent an officer’s certificate with respect to such Subsidiary in form and substance reasonably satisfactory to the Agent, and (iv) if requested by Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(iii) With respect to any Dealer Stores, upon the request of the Agent (which request may be made only during the continuance of an Event of Default), assign of record any PPSA financing statements which have been filed in favor of the Loan Parties.

(iv) In the event the Borrower or the other Loan Parties open a new deposit account in which funds of any of the Loan Parties are concentrated, or commence concentrating funds in an existing deposit account that is not subject to a Blocked Account Agreement, at the request of the Agent, the Borrower shall deliver or cause to be delivered a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with respect to such account.

(j) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of the Borrower as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit G, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrower shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, (a) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its board-appointed auditor of national standing, and (b) a certificate of an Authorized Officer of the Borrower as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit G, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as available and in any event within 10 Business Days of the end of each fiscal month, a Borrowing Base Certificate as of the end of the preceding fiscal month and supporting information satisfactory to the Agent in its Permitted Discretion with respect to the determination of the Borrowing Base; provided, that upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate and supporting information shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (it being understood that any weekly Borrowing Base Certificate shall constitute the Loan Parties’ best estimates of Net Eligible Inventory and other items, as applicable);

(iv) promptly and in any event within five days after any Authorized Officer of the Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to its public security holders generally, and copies of all reports and prospectuses for the public offering of securities that the Borrower or any of its Subsidiaries files with the Ontario Securities Commission, the Toronto Stock Exchange, or any other national or provincial securities exchange;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.01(g);

(vii) as soon as available, but in any event no later than January 31 of each year, forecasts prepared by management of the Borrower for the Borrower and its Subsidiaries for the subsequent fiscal year and approved by the Borrower’s board of directors, in form satisfactory to the Agent and containing information reasonably required by the Agent;

(viii) promptly after the filing thereof, a copy of any actuarial valuation prepared by the Borrower’s actuary with respect to amounts to be funded under the Canadian Pension Plans that is required to be filed with FSCO;

(ix) promptly, notice of any event that Borrower or any other Loan Party reasonably believes has resulted in a Material Adverse Effect;

(x) the financial and collateral reports described on Schedule 6.01(j), at the times set forth in such Schedule; and

(xi) such other information respecting the Borrower or any of its Subsidiaries, or the Borrowing Base as the Agent or any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to clauses (i)(a), (ii)(a) and (v) of this subsection (j) shall be deemed to have been delivered on the date on which the Borrower causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sedar.com or at such other website identified by the Borrower in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge.

(k) Collateral Monitoring and Review. Upon the request of the Agent or the Required Lenders, after reasonable notice and during normal business hours, permit the Agent or professionals (including, consultants, accountants, and/or appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Loan Parties’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, related to the calculation of the Borrowing Base. The Borrower shall pay the reasonable out-of-pocket fees and expenses of the Agent and the Co-Collateral Agents to the extent provided in the Co-Collateral Agent Rights Letter

(including, without limitation, the reasonable charges of professionals) in connection with one inventory appraisal and one commercial finance examination each fiscal year (which the Agent shall be obligated to undertake for the benefit of the Credit Parties), provided, however, notwithstanding the foregoing, (x) if Excess Availability is at any time less than or equal to 65% of the Line Cap but greater than 20% of the Line Cap, the Agent may, in its discretion, undertake a second inventory appraisal and second commercial finance examination in a given fiscal year at such time at the Borrower’s expense, (y) if Excess Availability is less than or equal to 20% of the Line Cap, the Agent may in its discretion, undertake up to three inventory appraisals and three commercial finance examinations each fiscal year at the Borrower’s expense. Notwithstanding the foregoing, the Agent may cause (i) additional appraisals and commercial finance examinations to be undertaken (A) as it in its Permitted Discretion deems necessary or appropriate, at its own expense or, (B) if any Event of Default has occurred and is continuing or if required by applicable law, at the expense of the Borrower. In connection with any inventory appraisal and commercial finance examination relating to the computation of the Borrowing Base, the Borrower shall make such adjustments to the calculation of the Borrowing Base as the Agent shall, after the expiration of the Reserve Notice Period, reasonably require in its Permitted Discretion based upon the terms of this Agreement and the results of such inventory appraisal and commercial finance examination. Any inventory appraisal or commercial finance examination requested by the Agent shall be scheduled at such time as the Agent, in consultation with the Borrower, may agree in order to minimize any disruption to the conduct of the Borrower’s business.

(l) Landlord Waivers, Access Agreements and Customs Broker Agreements. (i) Use commercially reasonable efforts to obtain from each unaffiliated lessor leasing a DC at which Collateral is located to a Loan Party, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of any Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Agent; (ii) obtain from each Subsidiary of the Borrower owning a DC at which Collateral is located, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of the Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Agent; (iii) use commercially reasonable efforts to cause each Loan Party’s customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require; and (iv) with respect to any property or assets not constituting Collateral and subject to the Lien of a third party, if requested by the Agent, use commercially reasonable efforts to cause (but shall not be required to cause as a condition of the granting of such Lien) the holder of such Lien to enter into an agreement reasonably satisfactory to the Agent, permitting the Agent to use such property and assets, at no cost or expense to the Agent, in connection with the disposition of any of the Collateral by the Agent during the continuance of an Event of Default.

(m) Cash Management.

(i) On or prior to the Effective Date or such later date as the Agent may agree:

(A) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit E which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors listed in the Perfection Certificate (collectively, the “Credit Card Processors”); and

(B) enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank covering the deposit accounts set forth on Schedule 6.01(m)(i)(B) (collectively, the “Blocked Accounts”).

(ii) The Loan Parties shall ACH or wire transfer daily (or with respect to DDAs that have historically not been swept daily (and other DDAs with the consent of the Agent, not to be unreasonably withheld), periodically, consistent with past practices) (and whether or not there are then any outstanding Obligations and whether or not a Cash Dominion Event then exists) to a

Blocked Account all amounts on deposit in each DDA of such Loan Party, other than DDAs that are Excluded Accounts; provided that such covenant shall not apply to (i) any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained or (ii) if greater, any amounts maintained by the Loan Parties in such DDAs (and other DDAs with the consent of the Agent, not to be unreasonably withheld) in the ordinary course of business consistent with past practices). The Loan Parties shall ACH or wire transfer daily to a Blocked Account all payments due from credit card processors and other proceeds of any of the Collateral. All funds in each DDA and Blocked Account (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA or Blocked Account.

(iii) Each Credit Card Notification shall be held by the Agent until the occurrence of a Cash Dominion Event. After the occurrence and during the continuance of a Cash Dominion Event, the Agent may deliver such Credit Card Notifications to the applicable Credit Card Processors. Each Credit Card Notification shall instruct the applicable Credit Card Processor to follow the instructions of the Control Co-Collateral Agent with respect to all amounts as may become due from time to time from such Credit Card Processor to the applicable Loan Party.

(iv) Each Blocked Account Agreement shall permit the Agent, after the occurrence and during the continuance of a Cash Dominion Event, to require or cause the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the Agent’s Account, of all cash receipts and collections held in each applicable Blocked Account (net of any minimum balance, not to exceed CAN$10,000 (or such greater amount with the consent of the Agent, not to be unreasonably withheld), as may be required to be kept in the subject Blocked Account by the Blocked Account Bank), including, without limitation, the following:

(A) all available cash receipts from the sale of Inventory and other Collateral;

(B) all proceeds of collections of Credit Card Accounts Receivable;

(C) all proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any Collateral; and

(D) all Net Proceeds from any equity issuance by any Loan Party or its Subsidiaries.

The Borrower shall be deemed to have complied with the provisions of this clause (iv) if they cause the ACH or wire transfer daily of all funds which an Authorized Officer of the Borrower in good faith believes to be the amount deposited in the Blocked Accounts in excess of CAN$10,000 (or such greater amount as permitted above in this clause (iv)).

(v) The Agent’s Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Agent’s Account, (ii) the funds on deposit in the Agent’s Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Agent’s Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.01(m), during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Agent’s Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent. During the continuance of a Cash Dominion Event, the amounts deposited into the Agent’s Account shall be applied to the prepayment of the Obligations then outstanding; provided that upon payment in full of such outstanding Obligations, any remaining amounts will be released and transferred to a deposit account of the Loan Parties as the Borrower shall direct and the existence of a Cash Dominion Event (other than as the result of the occurrence of an Event of Default) shall not, in and of itself, impair the right of the Borrower to Revolving Advances in accordance with the terms hereof.

(vi) Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(n) Liens on Non-Collateral Assets. In the event of the incurrence of Debt and the granting of a Lien pursuant to Section 6.02(a)(vi) hereof, grant, and cause each of its Subsidiaries to, grant the Agent, as security for the Obligations, a Lien on the assets of the Borrower or any of its Subsidiaries which is the subject of the Lien of the Person holding such Debt (to the extent that such assets do not then constitute Collateral) pursuant to Section 6.02(a)(vi) hereof.

(o) Physical Inventories. Cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Loan Parties, in each case consistent with past practices (but in no event less frequently than one physical inventory per fiscal year), conducted by such inventory takers and following such methodology as is consistent with the immediately preceding inventory or as otherwise may be satisfactory to the Agent in its Permitted Discretion. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Loan Parties, within five (5) days following the completion of any such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(p) Letters of Credit. In the event that the Loan Parties request that any Letter of Credit have an expiry after the Termination Date and the L/C Issuing Bank in its discretion, issues such Letter of Credit, deposit in a cash collateral account of the Agent, an amount equal to 105% of the L/C Obligations with respect to any such Letter of Credit, in the same currency as the applicable Letter of Credit is issued, on or before the date that is (10) Business Days prior to the Termination Date,.

(q) Application under the CCAA. The Borrower acknowledges that its business and financial relationships with the Agent, the Co-Collateral Agents and the Lenders are unique from its relationship with any other of its creditors. The Borrower agrees that it shall not file any plan of arrangement under the CCAA (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Agent, the Co-Collateral Agents or the Lenders to be classified with any other creditor of the Loan Parties for purposes of such CCAA Plan or otherwise.

(r) Canadian Pension Plans. Administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, any other documents governing the Canadian Pension Plans, the ITA and applicable federal or provincial pension benefits legislation except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. Without the prior written consent of the Agent, the Borrower shall not, and shall not permit any of its Subsidiaries to, terminate, or cause to be terminated, any of the Canadian Pension Plans, if such Canadian Pension Plan would have a wind up deficiency on termination in an amount which would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause its Subsidiaries to, promptly provide the Agent with any documentation relating to any of the Canadian Pension Plans as the Agent may request. The Borrower shall, and shall cause its Subsidiaries to, notify the Agent within thirty (30) days of: (i) a material increase in the obligations, liabilities and indebtedness of any of the Canadian Pension Plans; and (ii) commencing payment of contributions to a Canadian Pension Plan to which the Borrowers had not previously been contributing.

(s) Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, and except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default.

(t) Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by them, maintain each such Material Contract in full force and effect in accordance with its terms (subject to amendments, modifications or waivers permitted by Section 6.02(l)), enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent and, upon the reasonable request of the Agent, make to each other party to each such Material Contract such demands for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

SECTION 6.02. Negative Covenants.

So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the L/C Issuing Bank have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, each of the Borrower will not, and will not permit any of its Subsidiaries to:

(a) Liens, Etc. Create or suffer to exist any Lien upon property of the Borrower or any Subsidiary constituting Inventory, Credit Card Accounts Receivable or any other Collateral (as defined in the Guarantee and Collateral Agreement or the hypothec as in effect on the Effective Date) or any Related Intellectual Property, other than:

(i) Permitted Liens,

(ii) the Liens existing on the Effective Date and described in the Perfection Certificate,

(iii) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or on the same property theretofore subject thereto (and on any additions to any such property and in any property taken in replacement or substitution for any such property), or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,

(iv) to the extent any Liens permitted by clause (ii) above are terminated (and not replaced, extended or renewed in accordance with clause (iii) above), Liens not otherwise permitted by clause (iii) above securing Debt in an amount up to the amount of Debt secured by such terminated Liens; provided that (A) any such Lien (and the Debt secured thereby) shall be incurred no later than ninety (90) days after the termination of the Lien permitted by clause (ii) above, and (B) any such Lien shall be granted on the same property (and on any additions to such property or any property taken by the Loan Parties in replacement or substitution for such property) as the terminated Lien,

(v) Liens on Related Intellectual Property with Persons that have entered into an agreement, reasonably satisfactory to the Agent, acknowledging the limited license granted to the Agent in such trademarks or trade names pursuant to the Loan Documents and agreeing to abide by, and not interfere with, such limited license; and

(vi) Liens to secure Debt of the Borrower for borrowed money, in an aggregate principal amount not to exceed CAN$400,000,000 at any time outstanding, provided, that, (A) no Default or Event of Default then exists or would arise from the incurrence of such Debt or the granting of such Lien, (B) Pro Forma and Projected Excess Availability is at least fifteen percent (15%) of the Line Cap after giving effect to the incurrence of any such Debt, (C) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0 after giving effect to the incurrence of any such Debt, (D) such Lien shall be subordinate to the Lien of the Agent in respect of the Collateral and the holder of such Lien shall have entered into an intercreditor agreement in such form as the Agent may reasonably agree, and (E) if the Debt secured by such Liens is secured by both Collateral and by property and assets of any Loan Party which do not constitute Collateral, the Agent shall have obtained a Lien on such property and assets that do not otherwise constitute Collateral to secure the Obligations, subordinate to the Lien of the holder of such Debt pursuant to an intercreditor agreement in such form as the Agent may reasonably agree, and (F) the documentation granting such Lien shall be in form and substance reasonably satisfactory to the Agent in its Permitted Discretion.

(b) Fundamental Changes. Amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may amalgamate, merge or consolidate with or into the Borrower or any other Subsidiary of the Borrower; provided that (A) if the Borrower is a party to such amalgamation, merger or consolidation, the Borrower shall be the continuing or surviving entity, (B) if any Subsidiary Guarantor is a party to such amalgamation, merger or consolidation (other than with the Borrower), a Subsidiary Guarantor shall be the continuing or surviving entity or the continuing, surviving, successor or transferee entity shall become a Subsidiary Guarantor, and (C) none of Cantrex Group, Inc, Sears Floor Covering Centres Inc./Centres de Reouvrement de Sol Sears Inc, or S.L.H. Transport, Inc. may amalgamate, merge or consolidate with or into a Loan Party, (iii) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary of the Borrower (provided that no Loan Party, shall sell, transfer, lease or otherwise dispose of its assets to any Subsidiary that is not a Loan Party), (iv) any Subsidiary of the Borrower other than the Loan Parties may sell, transfer, lease or otherwise dispose of its assets to a Person that is not a Subsidiary through transactions which are undertaken in the ordinary course of its business or determined by the Borrower in good faith to be in the best interests of the Borrower and its Subsidiaries, (v) any Subsidiary of the Borrower other than the Loan Parties may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders, and (vi) the Borrower or any Subsidiary of the Borrower may amalgamate, merge or consolidate with or into a Person that is not a Subsidiary of the Borrower in connection with an Acquisition permitted by Section 6.02(c) or to effect any Permitted Disposition under clause (g) thereof, provided that that (A) if the Borrower is a party to such amalgamation, merger or consolidation, the Borrower shall be the continuing or surviving entity, and (B) if any Subsidiary Guarantor is a party to such amalgamation, merger or consolidation (other than with the Borrower), a Subsidiary Guarantor shall be the continuing or surviving entity or the continuing, surviving, successor or transferee entity shall become a Subsidiary Guarantor.

(c) Acquisitions. Make any Acquisition unless (i) at the time of any such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Acquisition (A) Pro Forma and Projected Excess Availability is at least 25% of the Line Cap, (B) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0, and (C) immediately after giving effect to any such Acquisition, the Borrower shall comply with Section 6.01(i) to the extent applicable.

(d) Restricted Payments.

(i) Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if at the date of declaration thereof (either before or immediately after giving effect thereto and the payment thereof), a Default or Event of Default shall have occurred and be continuing, except that at any time that a Default or Event of Default shall exist and be continuing, (A) the Borrower may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (B) Subsidiaries of the Borrower may declare and pay dividends to the Borrower or another wholly owned Subsidiary of the Borrower and (C) non-wholly-owned Subsidiaries may declare and pay dividends to the holders of their equity interests other than a Group Member on a ratable basis.

(ii) Declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payment (other than a Restricted Payment to a Loan Party and, on a ratable basis in the case of an entity other than a Loan Party, to the holders of its equity interests), except that if no Default or Event of Default shall have occurred and be continuing (either before or immediately after giving effect thereto and the payment thereof):

(A) the Borrower may make Restricted Payments consisting of cash dividends or other distributions to the Parent or any indirect parent of the Borrower, so long as such dividends or other distributions are not made with the proceeds of Revolving Advances or with any Net Proceeds referred to in clause (C) below);

(B) the Borrower and its Subsidiaries may make Restricted Payments with the proceeds of Revolving Advances provided, that, (i) immediately after giving effect to any such Restricted Payment, on a pro forma basis, (x) Excess Availability is greater than 10% of the Line Cap and (y) the Pro Forma Fixed Charge Ratio, calculated on a trailing four quarters basis, is at least 1.5:1.0, or (ii) immediately after giving effect to any such Restricted Payment, (x) Pro Forma and Projected Excess Availability is greater than 20% of the Line Cap, and (y) the Pro Forma Fixed Charge Ratio is at least 1.1:1.0; and

(C) the Borrower and its Subsidiaries may make other Restricted Payments (1) from the Net Proceeds of any common stock issuances by the Borrower after the Effective Date, (2) from the Net Proceeds of any Permitted Dispositions of the type set forth in clauses (f) and (g) of the definition thereof, and (3) from any dividends and distributions received (directly or indirectly) on account of equity interests in any Subsidiary of the Borrower which is not a Loan Party, provided, that in each case, immediately after giving effect thereto, the Pro Forma and Projected Excess Availability is at least 15% of the Line Cap.

(e) Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien in favor of the Agent upon any of their property or revenues, whether now owned or hereafter acquired, other than any agreement relating to any Lien not prohibited by Section 6.02(a) (provided that any prohibition or limitation shall apply only to the assets subject to such Lien).

(f) Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower other than a Loan Party to (a) make Restricted Payments in respect of any equity interests of such Subsidiary held by, or pay any indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary; (iii) the provisions contained in any existing indebtedness (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective existing indebtedness so refinanced); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (vii) any agreement or instrument governing acquired debt, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

(g) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(h) Dispositions. Make any Disposition except Permitted Dispositions.

(i) Debt; Prepayment of Debt.

(i) Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any Debt, except Permitted Debt.

(ii) Prepay any Debt with proceeds of Advances unless (a) at the time of any such prepayment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such prepayment (A) Pro Forma and Projected Excess Availability is at least 25% of the Line Cap and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.1 to 1.0.

(j) Investments. Make any Investments, except Permitted Investments.

(k) Store Closings. Close more than ten percent (10%) of the Loan Parties’ Stores existing on the Effective Date in any fiscal year without the consent of the Agent, such consent not to be unreasonably withheld and/or fail to comply with the requirements of the definition of Store Closure Sale when and as applicable.

(l) Amendment of Material Documents. Amend, modify or waive any of the Borrower’s rights under (a) its organization documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract, in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect.

SECTION 6.03. Financial Covenant.

During the continuance of a Covenant Compliance Event, the Borrower will not permit the Fixed Charge Ratio, calculated quarterly on a trailing four quarters basis, to be less than 1.1 to 1.0 commencing with the fiscal quarter end immediately preceding the occurrence of such Covenant Compliance Event.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Advance or Reimbursement Obligation when the same becomes due and payable, or (ii) any interest on any Advance or Reimbursement Obligation or any fees, or any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (ii), within three (3) days after the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.01 (d), (e), (h), (j) (other than 6.01(j)(viii)), (k), or (m) 6.02 or 6.03 of this Agreement or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) Any Group Member shall fail to pay principal of at least CAN$50,000,000 on any Debt that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least CAN$50,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted in an amount of at least CAN$50,000,000 (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets), in each case prior to the stated maturity thereof; or

(e) Any Group Member shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver-manager, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, receiver-manager, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Group Member shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) A judgment or order for the payment of money in excess of CAN$50,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) (x) the Parent shall cease to own beneficially, either directly or indirectly, more than 50% of the Voting Stock of the Borrower; or (y) the Parent and/or any Subsidiary of the Parent shall cease to have the ability to elect or appoint a majority of the board of directors of the Borrower; or (ii) except as a result of a Permitted Disposition, the Borrower shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of each other Loan Party; or

(h) The indictment or institution of any legal process or proceeding against, the Borrower or any Subsidiary thereof, under any federal, provincial, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for an indictable offense; or

(i) Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so state in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, including as a result of the failure to comply with Section 5.4 of the Guarantee and Collateral Agreement; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing; or

(k) any event or condition shall occur with respect to a Canadian Pension Plan which results in a Loan Party having a payment obligation under (i) such Canadian Pension Plan, or (ii) the Pension Benefits Act (Ontario) or any other similar law, in either case in an amount that is in excess of the payment obligations arising under such Canadian Pension Plan in the ordinary course by more than CAN$ 25,000,000, which payment obligation is not met within the period required by the terms of such Canadian Pension Plan and applicable law; or

(l) Any Loan Party or any Subsidiary thereof fails to observe or perform any agreement or obligation relating to any Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is the termination of, or to permit the counterparty to such Material Contract to terminate, such Material Contract;

then, and in any such event, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions upon notice to the Borrower: (i) declare the Commitment of each Lender to be terminated, whereupon the same shall forthwith terminate; and (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents (including all amounts of the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the BIA, the CCAA or the Winding-up and Restructuring Act (Canada), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph or for which the outstanding amount of any drawing under any Letters of Credit (including any taxes, fees, charges and other costs and expenses incurred by the L/C Issuing Bank in connection therewith) have not then been fully reimbursed or discharged, the Borrower shall at such time deposit in a cash collateral account opened by the Agent, an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit and the other Reimbursement Obligations, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon and all Reimbursement Obligations fully reimbursed or discharged, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment.

Each Lender hereby irrevocably designates and appoints Wells Fargo Capital Finance Corporation Canada as Agent under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, (ii) implement the provisions of Section 8.12, or (iii) implement a Commitment Increase in accordance with the terms of Section 2.18, and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall have no duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

SECTION 8.02. Delegation of Duties.

The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Agent reserves the right to execute any of its duties under this Agreement or any other Loan Document by or through agents, including a separate Canadian agent, to hold, realize or enforce any Loan Document.

SECTION 8.03. Exculpatory Provisions.

No Agent (for purposes of this Section 8.03, “Agent” and “Agents” shall mean the collective reference to the Agent, each Co-Collateral Agent and any other Lender designated as an “Agent” for purposes of this Agreement, including the Arrangers, the Co-Syndication Agents and the Documentation Agent) nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04. Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances.

SECTION 8.05. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Bank Products and Cash Management Services provided by, and amounts due or to become due on account thereof to, such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of any such Bank Products or Cash Management Services unless the Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”) (which the Agent agrees to so deliver);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of this Agreement; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in any Letter of Credit or Swingline Advance, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Indemnification.

The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments of any Lender shall have terminated and the Advances shall have been paid in full, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Advances and all other amounts payable hereunder.

SECTION 8.09. Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Advances made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.10. Successor Agent.

The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Advances. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the hereunder, as until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 8.11. Documentation Agent and Syndication Agent.

The Documentation Agent and the Syndication Agent nor any other Lender designated as an “Agent” for purposes of this Agreement (other than WFCFC in its capacity as Agent) shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.12. Defaulting Lenders.

(a) If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations in respect of Required Lender and Supermajority Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have permanently (unless reinstated as set forth below) assigned, without further consideration any and all payments due to it from the Loan Parties, whether on account of outstanding Advances, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, or (iii) at the option of the Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent as cash collateral for, and applied by the Agent to, defaulted and future funding obligations of the Defaulting Lender in respect of any Advance or existing or future participating interest in any Swingline Advance or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon (a) the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at a rate equal to the BA Rate for a 30 day Interest Period or the Federal Funds Rate, as applicable, from time to time in effect from the date when originally due until the date upon which any such amounts are actually paid and (b) receipt by the Agent and the Borrower of a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Advances. Upon any such purchase of the Commitment of any Defaulting Lender, the Defaulting Lender’s share in future Extensions of Credit and its rights under the Loan Documents with respect thereto (but not with respect to then outstanding Obligations owed to the Defaulting Lender) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) In addition to the rights of the non-Defaulting Lenders set forth in Section 8.12(b) above, the Borrower shall have the right, at any time, upon at least five Business Days’ notice to a Defaulting Lender or a Deteriorating Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments and to replace such Defaulting Lender in accordance with the provisions of Section 9.16 hereof.

(d) Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Commitment Percentage of an Advance or to otherwise perform its obligations under the Loan Documents.

SECTION 8.13. Control Co-Collateral Agent as Fondé de Pouvoir.

Without limiting the power of the Agent hereunder or under any other Loan Document, each of the Credit Parties hereby acknowledges that for the purposes of holding any hypothec granted or to be granted by the Borrower or any Subsidiary Guarantor under any deed of hypothec (“Deed of Hypothec”) pursuant to the laws of the Province of Quebec to secure payment of any obligation under this Agreement or any other Loan Document entered into by the Borrower or any Subsidiary Guarantor, the Control Co-Collateral Agent is hereby appointed to act as the person holding the power of attorney (fondé de pouvoir) pursuant to Article 2692 of the Civil Code of Quebec to act on behalf of each of the Credit Parties, debentureholders or bondholders, and the Borrower, each Subsidiary Guarantor and each Credit Party hereby confirms and agrees to such appointment. Each of the Credit Parties hereby further acknowledges that the Control Co-Collateral Agent is hereby appointed as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any debenture or bond issued under any Deed of Hypothec executed by or on behalf of the Borrower or any Subsidiary Guarantor as aforesaid, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, any bond pledge agreement (“Pledge”) to be executed by the Borrower or any Subsidiary Guarantor under the laws of the Province of Quebec and creating a pledge on any such debentures or bonds as security for the payment and performance of the Obligations. The Borrower and each Subsidiary Guarantor hereby acknowledges that any such debentures or bonds constitute titles of indebtedness, as such term is understood under Article 2692 of the Civil Code of Quebec. Each Person who is or becomes a Credit Party and each assignee holder under this Agreement or any other Loan Document, debenture or bond issued by the Borrower or any Subsidiary Guarantor shall be deemed to ratify the aforesaid appointments of the Control Co-Collateral Agent, by its execution of an Assignment and Assumption. The Control Co-Collateral Agent agrees to act in such capacities. The Control Co-Collateral Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Control Co-Collateral Agent with respect to the Collateral under the Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Control Co-Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Credit Parties. The execution prior to the date hereof by the Control Co-Collateral Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed. Without prejudice to section 9.09 hereof, the provisions of this paragraph shall be also governed by the laws of the Province of Quebec.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; (b) unless in writing and signed by all of the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) other than in accordance with Section 9.13, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under the Guarantee and Collateral Agreement, (iii) amend this Section 9.01, (iv) modify the definition of Permitted Overadvance if the amount of the Overadvance permitted thereunder would be increased or (v) other than in accordance with Section 6.01(d), release the Borrower from all of its obligations hereunder; (c) unless in writing and signed by the Supermajority Lenders, increase any advance rate percentage set forth in the definition of “Borrowing Base”; provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any reserves, (d) unless in writing and signed by the Agent and the Co-Collateral Agents (in addition to the Lenders required above to take such action), as applicable, amend, modify or waive any provision of Article VIII or affect the rights or duties of the Agent or the Co-Collateral Agents under this Agreement or any other Loan Document; (e) unless in writing and signed by the Swingline Lender (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Section 2.03 or 2.04; or (f) unless in writing and signed by the L/C Issuing Bank (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article III.

SECTION 9.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, (i) if to the Borrower or any Subsidiary Guarantor, at its address at 290 Yonge St., Suite 700, Toronto, Ontario, M5B 2C3, Attention: General Counsel, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Joshua A. Feltman; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; (iii) if to WFCFC, in its capacity as Agent, the Swingline Lender or L/C Issuing Bank, at its address at One Boston Place, 18th Floor, Boston, Massachusetts 02108, Attention: William Chan, with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esq.; and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (ii), (iii), and (v) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier or by electronic transmission of a pdf formatted copy of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) The Borrower agrees that materials required to be delivered pursuant to Sections 6.01(j)(i), (ii), (iii) and (v), shall be deemed delivered to the Agent on the date on which the Borrower causes such reports, or reports containing such financial statements, to be posted on the Internet at such website identified by the Borrower in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to The Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies.

No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses.

(a) The Borrower agrees to pay promptly all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) subject to Section 6.01(k), all expenses incurred in connection with inspections, verifications, examinations and appraisals relating to the Borrowing Base and the Collateral, and (C) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents and any such fees, or expenses, which the Borrower has agreed to pay pursuant to any Fee Letter. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of, or protection of their rights under, (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable fees and expenses of one U.S. counsel and one Canadian counsel (including local counsel, as required) for the Agent, and one U.S. counsel and one Canadian counsel (including local counsel, as required) for the Lenders in connection with the enforcement of or protection rights under this Section 9.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Co-Collateral Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances, and (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Co-Collateral Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances.

(c) Except for a repayment effected in accordance with clause (d) below, if any payment of principal of, or Conversion of, any BA Rate Advance or LIBOR Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) The Borrower may prepay the amount of any BA Rate Advance by depositing with the Agent an amount equal to the aggregate of (a) the principal amount of such BA Rate Advance and (b) the amount of interest accruing during the Interest Period applicable to such BA Rate Advance in accordance with Section 2.08 (a) (ii). Such amount (the “Invested Amount”) shall be invested by the Agent in an interest bearing account for the balance of the applicable Interest Period. The Invested Amount shall be applied by the Agent to payment of the principal amount of such BA Rate Advance together with the interest payable thereon on the last day of the Interest Period applicable to such BA Rate Advance. Interest earned on the Invested Amount shall be paid by the Agent to the Borrower promptly after the payment in full of such BA Rate Advance and the interest payable thereon.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.05. Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Extensions of Credit due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the other Loan Documents and the Extensions of Credit of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.

SECTION 9.06. Binding Effect; Effectiveness.

When this Agreement has been executed by the Borrower, the Agent and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and their respective successors and assigns; provided, that, except with respect to Sections 9.07 and 9.08, this Agreement shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01 and none of the provisions of this Agreement, including without limitation provisions in respect of Advances and Letters of Credit to be made by or issued by any Lender, and in respect of any covenant, fee, indemnity, default, and expense reimbursement made by any Loan Party or for which any Loan Party is liable hereunder, shall become effective, nor shall any representation herein be deemed to be made, until the satisfaction of such conditions.

SECTION 9.07. Assignments and Participations .

(a) Each Lender may, upon notice to the Borrower and the Agent and with the consent, not to be unreasonably withheld, of the Agent, and, unless an Event of Default has occurred and is continuing, the Borrower, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances and other amounts owing to it and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than CAN$10,000,000 (unless an Event of Default has occurred and is continuing, in which case not less than CAN$5,000,000) or an integral multiple of CAN$1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Borrower and the Agent) shall deliver together therewith any Note subject to such assignment and a processing and recordation fee of CAN$3,500 (except no such fee shall be payable for assignments to a Lender, an Affiliate of a Lender or an Approved Fund), and (v) any Lender may, without the approval of the Borrower, but with notice to the Borrower, assign all or a portion of its rights and obligations to any of its Affiliates or to another Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent or any Co-Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances and L/C Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower and its obligations to the Swingline Lender and the Issuing Lender hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the Lender from which it purchased its participation pursuant to Section 9.01(a).

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower or its Subsidiaries received by it from such Lender in accordance with Section 9.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and any Notes held by it), including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender to facilitate transactions of the type described in paragraph (g) above.

(i) The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

SECTION 9.08. Confidentiality.

Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors to whom disclosure is required to enable the Agent or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, as the case may be, or (B) is or becomes available to the Agent or such Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries and (viii) with the consent of the Borrower; provided that the foregoing obligations of the Agent and the Lenders under this Section 9.08 shall survive only until the second anniversary of (a) in the case of the Agent, the date on which such Agent ceased to be Agent hereunder, (b) in the case of a Lender, the date such Lender ceased to be a Lender hereunder, and (c) the date on which all Obligations were satisfied in full in accordance with Section 9.13(b).

SECTION 9.09. Governing Law.

This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflicts of laws principles thereof.

SECTION 9.10. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission of a pdf formatted counterpart shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court sitting in Toronto, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court in Toronto. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. WAIVER OF JURY TRIAL.

EACH OF THE BORROWER, THE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.13. Release of Collateral or Guarantee Obligation.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without requirement of consent of or notice to any Lender) to take, and hereby agree to take, any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, any Permitted Disposition) or that has been consented to in accordance with Section 9.01 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Advances, the Reimbursement Obligations and all other Obligations shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the L/C Issuing Bank have been provided in respect of such Letters of Credit), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.14. Proceeds of Crime Act.

Each Lender that is subject to the Proceeds of Crime Act (the “Act”) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower hereby agrees to provide such information promptly upon the request of any Lender or the Agent. No part of the proceeds of the Advances will be used by any Loan Party, directly or indirectly, for any purpose which would contravene or breach the Act or the Criminal Code (Canada).

SECTION 9.15. Integration.

This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.16. Replacement of Lenders

If any Lender requests compensation under Section 2.12 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or any Lender is a Defaulting Lender or Deteriorating Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.07;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d) with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and

(d) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.17. No Advisory or Fiduciary Capacity.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.18. Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, any Co-Collateral Agent or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and the Co-Collateral Agents and without the prior written consent of Agent and the Co-Collateral Agents unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable law and then, in any event, such Credit Party or Affiliate will consult with the Agent and the Co-Collateral Agents before issuing such press release or other public disclosure.

(b) Subject to obtaining the approval referred to in the following sentence, the Borrower consents to the publication by the Agent, any Co-Collateral Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent, the applicable Co-Collateral Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and approval (which approval shall not be unreasonably withheld or delayed) prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.19. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due in Canadian Dollars or Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.11(a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c) The term “rate of exchange” in this Section 9.18 means:

(i) for a conversion of Canadian Dollars to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to Canadian Dollars;

(ii) for a conversion of Dollars to the Judgment Currency when the Judgment Currency is Canadian Dollars, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of Dollars to Canadian Dollars;

(iii) for a conversion of Dollars to the Judgment Currency when the Judgment Currency is not Canadian Dollars, the effective rate obtained when a given amount of Dollars is converted to Canadian Dollars at the rate determined pursuant to Section 9.19(c)(ii) and the result thereof is then converted to the Judgment Currency pursuant to Section 9.19(c)(i); or

(iv) if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Agent at Toronto, Canada at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.

SECTION 9.20. Security for Money Borrowed.

Notwithstanding (i) any of the terms of this Agreement or any other Loan Document or (ii) the occurrence of the Effective Date, no Security Document will secure any loan or other indebtedness for money borrowed (or premium or interest in respect thereof) or secure any guarantee by the Borrower of (or any indemnity for or similar obligation of the Borrower respecting the payment of) any loan or other indebtedness for money borrowed (or premium or interest in respect thereof), incurred prior to the time that the outstanding balance of the Senior Notes is paid in full (or if the Senior Notes are repaid with proceeds of Advances hereunder, until such Advance is made) and the documents and agreements evidencing the Senior Notes shall have been terminated and be of no further force and effect; provided that nothing contained herein shall affect the grant or attachment of the security interest granted by any Loan Party in favor of the Control Co-Collateral Agent pursuant to the Security Documents.

SECTION 9.21. Language.

The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein (including, without limitation, the other Loan Documents) be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEARS CANADA INC., as Borrower

By:	/s/ Allen Ravas
Name:	Allen Ravas
Title:	Senior Vice-President and Chief Financial Officer

Signature Page to Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as Agent, Co-Collateral Agent, a Lender, and Swingline Lender

By:	/s/ William Chan
Name:	William Chan
Title:	Director

Signature Page to Credit Agreement

GE CANADA FINANCE HOLDING COMPANY,
as Co-Collateral Agent, Documentation Agent, and as a Lender

By:	/s/ Richard Zeni
Name:	Richard Zeni
Title:	Duly Authorized Signatory

Signature Page to Credit Agreement

BANK OF MONTREAL,
as Co-Syndiciation Agent, and as a Lender

By:	/s/ Sean P. Gallaway
Name:	Sean P. Gallaway
Title:	Vice President

Signature Page to Credit Agreement

CIBC ASSET-BASED LENDING INC.,
as Co-Syndiciation Agent, and as a Lender

By:	/s/ Joseph Arnone
Name:	Joseph Arnone
Title:	Director

By:	/s/ M. Sturrock
Name:	M. Sturrock
Title:	Senior Director

Signature Page to Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Dan Mascioli
Name:	Dan Mascioli
Title:	Attorney-in-Fact

By:	/s/ M. Fernandes
Name:	M. Fernandes
Title:	Attorney-in-Fact

Signature Page to Credit Agreement

THE TORONTO-DOMINION BANK,
as a Lender

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	Vice President

By:	/s/ Dan Flaro
Name:	Dan Flaro
Title:	Vice President

Signature Page to Credit Agreement

DEUTSCHE BANK AG, CANADA BRANCH,
as a Lender

By:	/s/ Marcellus Leung
Name:	Marcellus Leung
Title:	Assistant Vice President

By:	/s/ Rupert Gomes
Name:	Rupert Gomes
Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., CANADA BRANCH, as a Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE IA

Pricing Grid

Level	Excess Availability	Applicable Margin for BA Rate Advances and LIBOR Rate Advances	Applicable Margin for Base Rate Advances and Prime Rate Advances	Standby L/C Fees	Commercial L/C Fees
1	Greater than 50% of the Line Cap	2.50%	2.00%	2.50%	2.00%

2	Less than or equal to 50% of the Line Cap, but greater than 25% of the Line Cap	2.75%	2.25%	2.75%	2.25%

3	Less than or equal to 25% of the Line Cap	3.00%	2.50%	3.00%	2.50%

Changes in the Applicable Margin resulting from changes in Excess Availability shall become effective on the first day (the “Adjustment Date”) following the fiscal quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, at the direction of the Required Lenders, the Agent shall immediately increase the Applicable Margin to that set forth in Level 3 (even if the Excess Availability requirements for a different Level have been met) during the continuance of such Event of Default; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

SCHEDULE 1.01

Lenders; Commitments

Lenders	Commitments
Wells Fargo Capital Finance Corporation Canada	CAN$150,000,000
GE Canada Finance Holding Company	CAN$200,000,000
Bank of Montreal	CAN$120,000,000
Canadian Imperial Bank of Commerce	CAN$120,000,000
Royal Bank of Canada	CAN$60,000,000
The Toronto-Dominion Bank	CAN$60,000,000
Bank of America, N.A., Canada Branch	CAN$50,000,000
Deutsche Bank AG, Canada Branch	CAN$40,000,000
TOTAL	CAN$800,000,000